Exhibit 2.1

STRICTLY CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

RALLYBIO CORPORATION,

a Delaware corporation;

FARMINGTON MERGER SUB, INC.,

a Delaware corporation; and

AVENZO THERAPEUTICS, INC.,

a Delaware corporation

Dated as of May 31, 2026

i

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31
3.1	Organization, Standing and Power	31
3.2	Capital Stock	32
3.3	Subsidiaries	33
3.4	Authority	34
3.5	No Conflict; Consents and Approvals	34
3.6	SEC Reports; Financial Statements	35
3.7	No Undisclosed Liabilities	38
3.8	Absence of Certain Changes or Events	38
3.9	Litigation	40
3.10	Compliance with Laws	40
3.11	Health Care Regulatory Matters	40
3.12	Benefit Plans	42
3.13	Labor and Employment Matters	44
3.14	Environmental Matters	45
3.15	Taxes	46
3.16	Contracts	48
3.17	Insurance	50
3.18	Properties	50
3.19	Intellectual Property	51
3.20	Related Party Transactions	53
3.21	Certain Payments	53
3.22	Brokers	53
3.23	Opinion of Financial Advisor	53
3.24	Merger Sub	53
3.25	State Takeover Statutes	53
3.26	No Other Representations or Warranties	54

SECTION 4. CERTAIN COVENANTS OF THE PARTIES		54
4.1	Operation of Parent’s Business	54
4.2	Operation of the Company’s Business	57
4.3	Access and Investigation	59
4.4	Parent Non-Solicitation	60
4.5	Company Non-Solicitation	61
4.6	Notification of Certain Matters	63
4.7	Potentially Transferable Assets	63
4.8	Parent Distributions	64

SECTION 5. ADDITIONAL AGREEMENTS OF THE PARTIES		65
5.1	Registration Statement; Proxy Statement	65
5.2	Company Information Statement; Stockholder Written Consent	66
5.3	Parent Stockholders’ Meeting	69
5.4	Regulatory Approvals	72
5.5	Company Options	73
5.6	Indemnification of Officers and Directors	74
5.7	Additional Agreements	76

5.8	Public Announcement	77
5.9	Listing	77
5.10	Tax Matters	78
5.11	Directors and Officers	79
5.12	Termination of Certain Agreements and Rights	79
5.13	Section 16 Matters	80
5.14	Cooperation	80
5.15	Allocation Certificate; Parent Outstanding Shares Certificate	80
5.16	Company Financial Statements	81
5.17	Takeover Statutes	81
5.18	Stockholder Litigation	81
5.19	Equity Plans	81
5.20	Parent SEC Documents	82
5.21	Parent Options and RSUs	82
5.22	Parent Operations Wind-Down	82
5.23	Concurrent Financing	82

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		83
6.1	No Restraints	83
6.2	Stockholder Approval	83
6.3	Parent Charter Amendment	83
6.4	Listing	83
6.5	Subscription Agreement	84
6.6	Effectiveness of Registration Statement	84
6.7	Parent Net Cash Determination	84

SECTION 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		84
7.1	Accuracy of Representations	84
7.2	Performance of Covenants	85
7.3	Documents	85
7.4	FIRPTA Certificate	85
7.5	No Company Material Adverse Effect	85
7.6	Termination of Investor Agreements	85
7.7	Company Lock-Up Agreements	85

SECTION 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		85
8.1	Accuracy of Representations	86
8.2	Performance of Covenants	86
8.3	Documents	86
8.4	No Parent Material Adverse Effect	87
8.5	Parent Net Cash.	87
8.6	Parent Distributions	87

SECTION 9. TERMINATION		87
9.1	Termination	87
9.2	Effect of Termination	89
9.3	Expenses; Termination Fees	89

SECTION 10. MISCELLANEOUS PROVISIONS		92
10.1	Non-Survival of Representations and Warranties	92
10.2	Amendment	93
10.3	Waiver	93
10.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	93
10.5	Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL	93
10.6	Attorneys’ Fees	94
10.7	Assignability	94
10.8	Notices	94
10.9	Cooperation	95
10.10	Severability	95
10.11	Other Remedies; Specific Performance	95
10.12	No Third Party Beneficiaries	96
10.13	Construction	96
10.14	Defined Terms Defined Elsewhere	97

Exhibits:

Exhibit A	Certain Definitions

Exhibit B-1	Form of Company Stockholder Support Agreement

Exhibit B-2	Form of Parent Stockholder Support Agreement

Exhibit C	Form of Company Lock-Up Agreement

Exhibit D	Form of CVR Agreement

Schedules:

Schedule A	Company Signatories

Schedule I	Exchange Ratio

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of May 31, 2026, by and among RALLYBIO CORPORATION, a Delaware corporation (“Parent”), FARMINGTON MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and AVENZO THERAPEUTICS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

B. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

C. The Parent Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of Parent and other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters.

D. The Merger Sub Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Parent, as the sole stockholder of Merger Sub, votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) the Company Signatories (solely in their capacity as stockholders of the Company), which represent the Required Company Stockholder Vote, are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit B-1 (the “Company Stockholder Support Agreement”), and (b) the officers, directors and stockholders of the Company listed in Section A-1 of the Company Disclosure Schedule (the “Company Lock-Up Signatories”) (solely in their capacity as stockholders of the Company) are executing lock-up agreements in substantially the form attached hereto as Exhibit C (the “Company Lock-Up Agreement”).

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and certain stockholders of Parent listed in Section A-1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B-2 (the “Parent Stockholder Support Agreement”).

H. It is expected that, subject to Section 4.5, within three (3) Business Days after the Registration Statement is declared effective by the SEC, stockholders of the Company holding no less than the Required Company Stockholder Vote will execute and deliver an action by written consent in a form to be mutually agreed by Parent and the Company (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

I. Concurrently with the execution and delivery of this Agreement, certain investors have executed a Subscription Agreement by and among the Company and the Persons named therein (representing an aggregate commitment no less than the Concurrent Investment Amount), pursuant to which such Persons have agreed to purchase the number of shares of Company Class A Common Stock set forth therein immediately prior to the Effective Time in connection with the Concurrent Financing (the “Subscription Agreement”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, the consummation of the Merger (the “Closing”) shall take place remotely on the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, the Surviving Corporation shall file an amendment to its certificate of incorporation to change the name of the Surviving Corporation to “Avenzo Operating Company, Inc.”, or such other name as shall be mutually agreed upon by Parent and the Company prior to filing such amendment;

(b) the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, Parent shall file an amendment to its certificate of incorporation (the “Parent Charter Amendment”) to (i) change the name of Parent to “Avenzo Therapeutics, Inc.”; (ii) effect the Nasdaq Reverse Split (the “Reverse Stock Split Proposal”); (iii) subject to the approval of the Authorized Share Increase Proposal, effect the Authorized Share Increase; and (iv) make such other changes as shall be mutually agreed upon by Parent and the Company prior to filing such amendment;

(c) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified in Section 1.4(a)), until thereafter amended as provided by the DGCL and such bylaws;

(d) the Parties shall act in compliance with Section 5.11 (including, to the extent necessary, procuring the resignation or removal of any directors or officers of Parent immediately prior to the Effective Time) so that, as of the Effective Time, the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall consist of the Persons set forth in Section 5.11 after giving effect to the provisions of Section 5.11, or such other Persons as shall be designated by the Company in its sole discretion; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Merger Sub.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Capital Stock held as treasury stock by the Company or held or owned by Parent, Merger Sub or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares of Company Capital Stock to be canceled pursuant to Section 1.5(a)(i), shares of Company Class A Common Stock issued in the Concurrent Financing to be converted pursuant to Section 1.5(a)(iii) and Dissenting Shares), shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio; and

(iii) subject to Section 1.5(c), the Company Class A Common Stock issued in the Concurrent Financing shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the amount of Concurrent Financing Merger Shares multiplied by the percentage of the Concurrent Financing Proceeds represented by the applicable stockholder’s investment in the Concurrent Financing, as set forth on the Allocation Certificate.

(b) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock at the Effective Time will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding.

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Benefit Plan shall be treated in accordance with Section 5.5(a).

(e) Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly-issued, fully-paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate or book-entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f) If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Parent Common Stock and Company Options with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6 Calculation of Parent Net Cash.

(a) For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date, as agreed upon by Parent and the Company at least fifteen (15) calendar days prior to the Parent Stockholders’ Meeting, to be the anticipated date for Closing. At least five (5) Business Days prior to the Parent Stockholders’ Meeting, Parent shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth Parent’s estimated calculation of Parent Net Cash, including each component thereof (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Parent’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer of Parent). Parent shall make available to the Company the work papers and back-up materials used or useful in preparing the Net Cash Schedule (including, with respect to Transaction Expenses, estimated final invoices and current accounts receivable from each advisor to Parent) and, as reasonably requested by the Company, Parent’s accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) Business Days after delivery of the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c) If on or prior to the Response Date, the Company (i) notifies Parent in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in Section 1.6(b) then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash as of the Anticipated Closing Date for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash as of the Anticipated Closing Date for purposes of this Agreement.

(e) If Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash as of the Anticipated Closing Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash made by the Accounting Firm shall be final and binding upon the Parties and shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash as of the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Parent Net Cash. If this Section 1.6(e) applies as to the determination of Parent Net Cash as of the Anticipated Closing Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Parent Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of Parent Net Cash (i) if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date or (ii) prior to the date that the Parent Board authorizes or approves each Parent Distribution Record Date or the payment of the Parent Distributions in accordance with Section 4.8.

1.7 Contingent Value Right. Prior to the Effective Time, Parent shall declare a distribution (the “Pre-Closing Distribution”) to holders of (a) Parent Common Stock, (b) Pre-Funded Warrants (c) Parent restricted stock units and (d) In the Money Parent Options of one contingent value right (each, a “CVR”) for each outstanding (i) share of Parent Common Stock, (ii) Pre-Funded Warrant, (iii) Parent restricted stock unit and (iv) In the Money Parent Option held by such holder as of the close of business on the record date described below, each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit D, to be entered into between Parent and Computershare Trust Company, N.A. (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs and reasonably acceptable to the Company and Parent (the “CVR Agreement”). The record date for the Pre-Closing Distribution shall be the last Business Day prior to the day on which the Effective Time occurs; provided that the Pre-Closing Distribution may be conditioned upon the occurrence of the Effective Time. In connection with the Pre-Closing Distribution, Parent shall cause the CVR Agreement to be duly authorized, executed and delivered by Parent and the Rights Agent.

1.8 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates or book-entry shares representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.9.

1.9 Surrender of Certificates.

(a) Prior to the Closing Date, Parent and the Company shall enter into an exchange agent agreement with Computershare Trust Company, N.A. (the “Exchange Agent”), in a form reasonably acceptable to the Company. At the Effective Time, Parent shall deposit with the Exchange Agent, evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a). The Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to deliver to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration instructions for effecting the surrender of any Company Stock Certificates in exchange for shares of Parent Common Stock; provided that a holder of uncertificated shares of Company Capital Stock shall not be required to deliver Company Stock Certificates and in lieu thereof, the Exchange Agent shall receive an “agent’s message” in customary form, with respect to such shares of uncertificated shares of Company Capital Stock. Upon surrender of a Company Stock Certificate or other reasonable evidence of the ownership of uncertificated Company Capital Stock to the Exchange Agent for exchange, together with such other documents as may be reasonably required by the Exchange Agent or Parent (including a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable): (A) the holder of such Company Capital Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) and (B) such Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.9(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss, theft or destruction in lieu thereof in accordance with this Section 1.9 together with such other documents as may be reasonably required by the Exchange Agent or Parent (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Capital Stock as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore surrendered their Company Stock Certificates or uncertificated shares of Company Capital Stock in accordance with this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) No Party to this Agreement shall be liable to any holder of any Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.9.

(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.12 Withholding. The Parties, the Exchange Agent, the Rights Agent, and Parent’s transfer agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, the CVR Agreement, the Parent Distributions or any other dividend or distribution, such amounts as such Person reasonably determines it is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Body, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Schedule”) (it being agreed that (i) the disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face and (ii) where applicable, references to the Company in this Section 2 shall include the Company’s Subsidiaries), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has previously made available to Parent true and complete copies of the Company’s Third Amended and Restated Certificate of Incorporation (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation in any material respects of any provision of the Company Charter or Company Bylaws.

2.2 Capital Stock.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 285,000,000 shares of Company Class A Common Stock, 13,277,506 of which have been issued and are outstanding as of the date hereof, and 11,749,783 shares of non-voting Common Stock, none of which have been issued and are outstanding as of the date hereof, and (ii) 214,852,680 shares of Company Preferred Stock, of which 84,796,046 shares are designated as Company Series A Preferred Stock, all of which are issued and outstanding as of the date hereof, 96,345,739 shares are designated as Company Series A-1 Preferred Stock, all of which are issued and outstanding as of the date hereof, and 33,710,895 shares are designated as Company Series B Preferred Stock, 27,093,652 shares of which are issued and outstanding as of the date hereof. As of the date hereof, no shares of Company Common Stock were held by the Company in its treasury. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in this Section 2.2(a), as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of the Company.

(b) Section 2.2(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all holders of rights to purchase or receive shares of Company Class A Common Stock or similar rights (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award (e.g., incentive stock option, non-statutory stock option, restricted stock unit, etc.), the number of shares of Company Class A Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Each Company Option was granted with a per share exercise price that was not less than the fair market value of a share of Company Class A Common Stock on the date such Company Option was granted and is exempt from the requirements of Section 409A of the Code. The Company has made available to Parent a true and complete copy of the forms of all award agreements evidencing outstanding Company Stock Awards. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Benefit Plans. As of the date hereof, the Company is under no obligation to issue shares of Company Class A Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement, other than in connection with the exercise of outstanding Company Stock Awards.

2.3 Subsidiaries. Section 2.3 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Each of the Company’s Subsidiaries (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (c), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Encumbrances other than Permitted Encumbrances of the Company and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Required Company Stockholder Vote and the Company Charter Amendment, to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other Contemplated Transactions, subject, in the case of the consummation of the Merger, to the receipt of the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Exceptions).

(b) The Company Board, by unanimous written consent duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other Contemplated Transactions are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the Contemplated Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the Contemplated Transactions, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The affirmative vote (or written consent) of (i) the holders of at least fifty-five percent (55%) of the outstanding shares of Company Preferred Stock, voting together as a single class, and on an as-converted basis, and (ii) a majority of the outstanding shares of Company Preferred Stock and Company Class A Common Stock, voting together as a single class and on an as converted to Company Class A Common Stock basis (the “Required Company Stockholder Vote”) and the Investor Agreement Termination Consent, are the only votes of the holders of any class or series of the Company Capital Stock or other Company securities required in connection with the consummation of the Merger and the other Contemplated Transactions

(except with respect to the Concurrent Financing). Other than the Required Company Stockholder Vote and the Investor Agreement Termination Consent (and except with respect to the Concurrent Financing), no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the Contemplated Transactions to be consummated by the Company.

2.5 No Conflict; Consents and Approvals.

(a) Subject to obtaining the Required Company Stockholder Vote, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other Contemplated Transactions and compliance by the Company with the provisions hereof will not, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Encumbrances”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any Company Material Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 2.5(b), any material Law applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Body is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other Contemplated Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Contemplated Transactions, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws or Nasdaq, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) as may be required under applicable Antitrust Laws and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individual or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.6 Financial Statements.

(a) The Company has made available to Parent true and complete copies of (i) the audited financial statements of the Company as of December 31, 2024 and (ii) the unaudited financial statements of the Company as of December 31, 2025 (the “Company Financial Statements”). The Company Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP (except for, in the case of unaudited statements, the absence of related notes) and (iii) fairly present, in all material respects, the financial position, of the Company as at the dates thereof and the Company’s respective consolidated results of operations and cash flows for the periods then ended, except as otherwise noted therein and subject, in the case of any unaudited financial statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) The books of account and financial records of the Company are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

(c) The Company maintains a system of internal accounting controls consistent with the practices of similarly situated private companies designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) Since the Company’s inception, the Company has not identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management, other employees or advisors who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.7 No Undisclosed Liabilities. As of the date hereof, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the balance sheet of the Company as of March 31, 2026 (the “Company Balance Sheet”), (b) for liabilities and obligations incurred by the Company in the Ordinary Course of Business since the date of the Company Balance Sheet, (c) liabilities and obligations related to the performance of obligations of the Company under Company Material Contracts, (d) liabilities and obligations incurred in connection with the Contemplated Transactions and (e) liabilities and obligations that are not material to the Company.

2.8 Absence of Certain Changes or Events. From the date of the Company Balance Sheet to the date hereof, except in connection with the execution of this Agreement and the consummation of the Contemplated Transactions, (x) the Company has conducted its business only in the Ordinary Course of Business; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (z) the Company has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents) except as required to give effect to the Contemplated Transactions;

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) entered into any material transaction in connection with the Contemplated Transactions;

(e) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its material assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties;

(f) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Intellectual Property owned or purported to be owned by, assigned to, or exclusively licensed by, the Company, except for the grant of non-exclusive licenses to such Intellectual Property in the Ordinary Course of Business;

(g) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets; or

(h) agreed, resolved or committed to do any of the foregoing.

2.9 Litigation. As of the date hereof, there is no Legal Proceeding (or basis therefor) pending or, to the knowledge of the Company, threatened against the Company, its properties or assets, or any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Legal Proceeding that (a) does not involve an amount in controversy in excess of $500,000 and (b) does not seek material injunctive or other nonmonetary relief. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Body. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Contemplated Transactions.

2.10 Compliance with Laws. The Company is, and since January 1, 2023 has been, in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. The Company has not received, since January 1, 2023, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, assets or Company Products (as defined below). The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Bodies necessary for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted, and there has occurred no material violation of, material default (with or without notice or lapse of time or both) or other event that would give others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Contemplated Transactions.

2.11 Health Care Regulatory Matters.

(a) The Company, and to the knowledge of the Company, each of its directors, officers, employees, agents (while acting in such capacity), contract manufacturers, contract research organizations and clinical investigators is, and since January 1, 2023 has been, in material compliance with all health care Laws to the extent applicable to the Company or any of its product candidates or activities, including, but not limited to the following: (i) the Federal Food, Drug & Cosmetic Act; (ii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iii) fraud and abuse Laws such as the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); (iv) the exclusion laws (42 U.S.C. § 1320a-7); and (v) any Laws regulating the ownership, testing, research, development, manufacture, quality, safety, accreditation, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, import, export or disposal of pharmaceutical products, including licensure required for any such activities (“Health Care Laws”). The Company has not engaged in any voluntary disclosure or self-disclosure to any Governmental Body concerning any alleged, potential or actual non-compliance with any applicable Health Care Laws, and to the Company’s knowledge no such self-disclosure to any Governmental Body is warranted. To the knowledge of the Company, there are no other facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

(c) All applications, notifications, submissions, information and reports submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Body relating to products that are regulated as drugs, biologics, or other medical products under Health Care Laws, including the drug and biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company (“Company Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Body were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Body. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a material Permit required under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company have been since January 1, 2023, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws. To the Company’s knowledge, no clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs. Since January 1, 2023, no clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits and all applicable Health Care Laws.

(f) The Company has not received any written communication from any Governmental Body that relates to an alleged material violation of any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any similar action by a Governmental Body relating to any Health Care Laws.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Body, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or another Governmental Body (“Company Safety Notices”), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Company Safety Notice.

(h) Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Body, failed to disclose a material fact required to be disclosed to a Governmental Body, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(i) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Body by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(j) Neither the Company nor, to the knowledge of the Company, any officer, employee, or agent of the Company has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in listing on the General Services Administrative System for Award Management or other published list of parties excluded from federal procurement programs and non-procurement programs or in debarment under applicable Law or, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold. Neither the Company nor, to the knowledge of the Company, any officer, employee or agent of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, or any similar Health Care Law or program.

(k) The Company is not, and has not been, a “business associate,” “covered entity,” or “subcontractor” under Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) (“HIPAA”) as those terms are defined in 42 C.F.R. § 160.103 and, since January 1, 2023, has been in material compliance with any Privacy Laws applicable to health information, including HIPAA, in the Company’s possession to the extent applicable to the Company.

2.12 Benefit Plans.

(a) Section 2.12(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Benefit Plan (other than (i) form equity award agreements and awards made pursuant to such form(s), (ii) offer letters, employment agreements or contracts that may be terminated by the Company without notice and do not contain any severance, change in control, retention bonus, or vesting acceleration provisions, and (iii) consultant contracts or arrangements that may be terminated by the Company with no more than 30 days’ notice without penalty). For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), and each stock purchase, stock option, phantom stock or other equity-based plan or award, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and each other employee benefit and compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or individual consultant of the Company (or any of their dependents) has any present or future right to compensation or benefits or the Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Benefit Plan, or if such Company Benefit Plan is not in written form, a written summary of all of the material terms of such Company Benefit Plan.

(b) Neither the Company nor any member of its Controlled Group (defined as any organization which is, or was at the applicable time, a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Section 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code.

(c) With respect to the Company Benefit Plans:

(i) each Company Benefit Plan complies in all material respects with its terms and with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to result in the loss of the sponsor’s ability to rely upon such letter or of the qualified status of such Company Benefit Plan;

(iii) there is no material Legal Proceeding (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Body or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Benefit Plans (other than routine claims for benefits);

(iv) none of the Company Benefit Plans currently provides or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601 et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively, “COBRA”), and none of the Company or any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v) each Company Benefit Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or individual consultant of the Company to severance pay or any other termination payment or other compensation or benefits, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant or (C) result in a requirement to fund or set aside assets with respect to any Company Benefit Plan.

(d) The Company is not a party to any agreement, Contract, arrangement or plan (including any Company Benefit Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the Contemplated Transactions (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

2.13 Labor and Employment Matters.

(a) The Company is and, since January 1, 2023, has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, and continuation coverage with respect to group health plans. Since January 1, 2023, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b) No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company. There are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Company, as of the date hereof, no current officer of the Company intends to, terminate his or her employment relationship with the Company in connection with or as a result of the Merger.

(d) Since the Company’s inception, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The Company currently properly classifies and since its inception has classified its employees as exempt or nonexempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company since its inception should have been classified as an employee under applicable Law, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(e) With respect to any current or former employee, officer, consultant or other service provider of the Company, there are no Legal Proceedings against the Company pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment-related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f) Except with respect to any Company Benefit Plan (which subject is addressed in Section 2.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(g) Since January 1, 2023, (i) no allegations of workplace sexual harassment, discrimination or other material misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of its respective current or former directors, officers or senior-level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other material misconduct have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other material misconduct by any of its directors, officers or employees described in clause (i).

2.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has conducted its businesses in compliance with all, and has not violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Bodies and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Body or any other Person asserting that the Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; and (vi) neither the Company nor any of its respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

2.15 Taxes.

(a) The Company and each of its Subsidiaries has (i) timely filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) timely paid in full (or caused to be timely paid in full) all material Taxes that are due and payable, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by the Company or any of its Subsidiaries as of the date of the Company Balance Sheet have been, in all material respects, properly accrued in accordance with GAAP on the Company Balance Sheet, and such Company Balance Sheet reflects an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company and each of its Subsidiaries through the date of the Company Balance Sheet. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of Business.

(c) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired.

(d) No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Body (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing, other than any such assertion, threat or proposal that has been settled or withdrawn. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company or any of its Subsidiaries by a Governmental Body, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) The Company and each of its Subsidiaries have timely withheld or deducted all material Taxes required to have been withheld or deducted from payments made (or deemed made) to their employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such material Taxes have been timely paid to the relevant Governmental Body.

(f) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations §1.6011-4(b).

(g) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, nor has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement or obligation entered into in the Ordinary Course of Business with vendors, lessors, lenders or the like the primary purpose of which is not Taxes (each, an “Ordinary Course Agreement”); (ii) is or has ever been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract (other than Ordinary Course Agreements) or otherwise by operation of Law; and (iv) is or has ever been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private-letter rulings, technical advice memoranda, or similar material agreements or rulings related to Taxes have been requested in writing, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries which rulings remain in effect.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting requested or initiated, or use of improper method of accounting, on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) an installment sale or open-transaction disposition made on or prior to the Closing Date, (iv) any deferred intercompany gain or excess-loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (v) an election under Section 965 of the Code, or (vi) the application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no Encumbrances for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Encumbrances described in clause (i) of the definition of Permitted Encumbrances.

(k) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries has not paid a specific Tax or filed a specific Tax Return that the Company or any of its Subsidiaries is or may be required to pay such Tax or file such Tax Return by such jurisdiction.

(n) Section 2.15(n) of the Company Disclosure Schedule sets forth the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes. Neither the Company nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(o) To the Company’s knowledge, the Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p) Neither the Company nor any of its Subsidiaries has taken any action (or agreed to take any action) nor does it know of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

2.16 Contracts.

(a) Section 2.16(a) of the Company Disclosure Schedule lists the following Contracts (other than Company Benefit Plans and Excepted Contracts): (a) to which the Company is a party; (b) by which the Company or any Intellectual Property owned or purported to be owned by, assigned to, or exclusively licensed by, the Company or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest, in effect as of the date of this Agreement (all such Contracts, “Company Material Contracts”):

(i) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity, except as contemplated hereby, in each case, involving payments in excess of $500,000 after the date of this Agreement;

(ii) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $500,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(iii) each Contract requiring payment by or to the Company after the date of this Agreement in excess of $500,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any agreement under which a third party is granted rights related to the sale or distribution of any Company Product (identifying any that contain exclusivity provisions); (B) any agreement (other than a Company Benefit Plan) involving provision of services with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract under which any third party provides any services relating to the manufacture (in whole or in part) of any Company Product, in each case, except for Contracts entered into in the Ordinary Course of Business;

(iv) each Company In-bound License;

(v) each Company Out-bound License;

(vi) each Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(vii) any other Contract that is not terminable at will (with no explicit termination penalty) by the Company and which involves payment or receipt by the Company after the date of this Agreement under any such Contract of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate; and

(viii) other than any Contract identified in Section 2.16(a)(i)-(vii), each Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Company (assuming the Company was subject to the requirements of the Exchange Act).

(b) (i) Each Company Material Contract is valid and binding on the Company and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract; and (iii) there is no material default under any Company Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company received written notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Company Material Contracts, including all amendments thereto.

2.17 Insurance. The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 2.17 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor, to the knowledge of the Company, will any such cancellation or termination result from the consummation of the Contemplated Transactions.

2.18 Properties.

(a) The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct its business as currently conducted, free and clear of all Encumbrances other than: (i) Encumbrances for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company; (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (v) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances arising in the Ordinary Course of Business; (vi) non-exclusive licenses of rights to Intellectual Property granted in the Ordinary Course of Business, which do not (in any case or in the aggregate) materially detract from the value of the rights to Intellectual Property subject thereto; and (vii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (“Permitted Encumbrances”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted).

(b) The Company has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 2.18(c) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company and (ii) all real property leased for the benefit of the Company.

(d) This Section 2.18 does not relate to intellectual property, which is the subject of Section 2.19.

2.19 Intellectual Property.

(a) Section 2.19(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by the Company (collectively, “Company Registered IP”), and a true and complete list of all domain names owned or exclusively licensed by the Company. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (A) all of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued and to the knowledge of the Company, valid and enforceable, (B) no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP and (C) the Company owns exclusively, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Company Owned IP, including all Intellectual Property created on behalf of the Company by its employees or independent contractors.

(b) Section 2.19(b) of the Company Disclosure Schedule accurately identifies all Contracts pursuant to which any material Intellectual Property is licensed to the Company by any third party or any third party has granted to the Company a covenant not to sue with respect to any material Intellectual Property (other than (i) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (B) is not incorporated into any of the Company’s products, (ii) any Intellectual Property licensed on a nonexclusive basis where the license is incidental to the primary purpose of the relevant Contract or the provision of services to the Company, (iii) any material transfer agreements, research agreements, clinical trial agreements, services agreements, non-disclosure agreements or confidentiality agreements, or off the-shelf software licenses or generally-available patent license agreements and (iv) agreements between Company and its employees in Company’s standard form thereof) (each a “Company In-bound License,” and the underlying Intellectual Property, the “Company Licensed IP”).

(c) Section 2.19(c) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license or covenant not to sue under, any Company Owned IP or Company Licensed IP (other than (i) any material transfer agreements, research agreements, clinical trial agreements, services agreements, non-disclosure agreements or confidentiality agreements and (ii) any Company Owned IP or Company Licensed IP nonexclusively licensed in the Ordinary Course of Business and that does not grant any commercial rights to any Company Product) (each a “Company Out-bound License”).

(d) To the knowledge of the Company, the Company Owned IP and the Company Licensed IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(e) The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constitute a material trade secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or assume other binding obligations to maintain confidentiality of such information.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use (as currently contemplated) or other disposal of any product as currently sold or under development by the Company, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP or Company Licensed IP.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems owned, licensed and used by the Company (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of the Company, since January 1, 2023, there has been no unauthorized use, loss, access, transmittal, modification or corruption of any such IT Systems and (iii) since January 1, 2023, there have been no material failures, crashes, viruses, or security breaches (including any unauthorized access to any personally identifiable information) affecting the IT Systems.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company has at all times since January 1, 2023, complied in all material respects with all applicable Laws governing privacy, data protection, and the collection, retention, protection, and use of Personal Information (collectively, “Privacy Laws”) collected, used, or held for use by the Company, (ii) since January 1, 2023, no claims have been received by the Company or, to the knowledge of the Company, threatened in writing against the Company alleging the Company violated any applicable Privacy Laws, (iii) neither the Company’s performance of this Agreement nor the Company’s consummation of the Contemplated Transactions will breach or otherwise violate any applicable Privacy Laws and (iv) the Company has taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company against unauthorized loss, access, use, modification, disclosure or other misuse.

(i) To the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP or, to the knowledge of the Company, Company Licensed IP exclusively licensed to the Company, and no Governmental Body, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

(j) The execution, delivery and performance by the Company of this Agreement, and the consummation of the Contemplated Transactions, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s rights or obligations under any Company In-bound License or Company Out-bound License.

2.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other Contemplated Transactions and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other Takeover Statute or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other Contemplated Transactions.

2.21 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

2.22 Related Party Transactions. Since January 1, 2023 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the affiliates of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company was subject to the requirements of the Exchange Act).

2.23 Certain Payments. Neither the Company nor any of its respective directors, officers, employees or, to the Company’s knowledge, agents or any other Person acting on its behalf has, directly or indirectly, made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not, nor has it been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.24 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 2.24 of the Company Disclosure Schedule, the fees and expenses of which will be paid by the Company or, following the Effective Time, Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

2.25 Concurrent Financing Compliance.

(a) The Company has delivered to Parent true, correct and complete copies of all definitive agreements related to the Concurrent Financing, including the Subscription Agreement, pursuant to which the Purchasers (as defined in the Subscription Agreement) party thereto (collectively, the “Purchasers”) have agreed, subject to the terms and conditions set forth therein, to purchase the number of shares of Company Class A Common Stock set forth therein in connection with the Contemplated Transactions. The Subscription Agreement has not been amended or modified prior to the date of this Agreement and as of the date hereof, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.23), and as of the date hereof, the respective obligations and commitments contained in the Subscription Agreement have not been withdrawn or rescinded in any respect.

(b) As of the date hereof, the Subscription Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of the Company, and, to the knowledge of the Company, each of the Purchasers. There are no conditions precedent or other contingencies related to the funding of the full amount of the Concurrent Financing, other than as expressly set forth in the Subscription Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Company or, to the knowledge of the Company, any Purchaser under the Subscription Agreement. As of the date hereof, the Company has no reason to believe that any of the conditions to the Concurrent Financing as contemplated by the Subscription Agreement will not be satisfied.

2.26 No Other Representations or Warranties. Except for the representations and warranties contained in Section 3, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company and Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions), and the Company has not relied on any such information or any representation or warranty not set forth in Section 3.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the Parent SEC Documents at least three Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that (i) the disclosure of any information in a particular section or subsection of the Parent Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face and (ii) where applicable, references to Parent in this Section 3 shall include Parent’s Subsidiaries), each of Parent and the Merger Sub represents and warrants to the Company as follows:

3.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of Parent and Merger Sub (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (ii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of Parent and Merger Sub, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each other Subsidiary of Parent, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent or Merger Sub is in violation in any material respects of any provision of its respective Certificate of Incorporation or Bylaws (or comparable organizational documents).

3.2 Capital Stock.

(a) The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. As of the close of business on the Reference Date, (i) 5,300,039 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 1,505,021 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2021 Equity Incentive Plan (of which (x) 637,921 shares were subject to outstanding options to purchase shares of Parent Common Stock, (y) no shares were subject to outstanding restricted stock awards of Parent and (z) 32,769 shares were subject to outstanding restricted stock units of Parent), (v) 94,281 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2021 Employee Stock Purchase Plan and (vi) 416,673 shares of Parent Common Stock were reserved for issuance upon the exercise of the Pre-Funded Warrants. Except as set forth above in this Section 3.2(a), neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) and except for changes since the close of business on the Reference Date resulting from the exercise of any options as described above, as of the Reference Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or its Subsidiaries or other equity-equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b) Section 3.2(b) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all holders of rights to purchase or receive shares of Parent Common Stock or similar rights (collectively, “Parent Stock Awards”), indicating as applicable, with respect to each Parent Stock Award then outstanding, the type of award (e.g., incentive stock option, non-statutory stock option, restricted stock unit, etc.), the number of shares of Parent Common Stock subject to such Parent Stock Award, the name of the plan under which such Parent Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Parent has made available to the Company a true and complete copy of the forms of all award agreements evidencing outstanding Parent Stock Awards. Parent does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Parent Benefit Plans. Parent is under no obligation to issue shares of Parent Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(d) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(e) To the knowledge of Parent as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s knowledge, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. “Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

3.3 Subsidiaries. Section 3.3 of the Parent Disclosure Schedule sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Each of Parent’s Subsidiaries (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (c), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Encumbrances other than Permitted Encumbrances of Parent and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Required Parent Stockholder Vote, to consummate the Merger and the other Contemplated Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other Contemplated Transactions subject to (i) with respect to Parent, receipt of the Required Parent Stockholder Vote and (ii) with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other Contemplated Transactions and thereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the Contemplated Transactions, including the Merger and the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determining to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

(c) The affirmative vote of a majority of the votes cast is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stockholder Matters (the “Required Parent Stockholder Vote”).

3.5 No Conflict; Consents and Approvals.

(a) Subject to obtaining the Required Parent Stockholder Vote, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other Contemplated Transactions and compliance by each of Parent and Merger Sub with the provisions hereof will not, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any

Encumbrance in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub and (ii) any Parent Material Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any material Law or any rule or regulation of Nasdaq applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Body is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other Contemplated Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Contemplated Transactions, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws or Nasdaq, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) as may be required under applicable Antitrust Laws and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, individual or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The Parent Board and the Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) were prepared in a manner consistent with the books and records of Parent and its Subsidiary, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee is set forth as Section 3.6(d) of Parent Disclosure Schedule. Parent’s internal control over financial reporting is effective at the reasonable assurance level and Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(e) Since January 1, 2023 through the date of this Agreement, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of the Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. As of the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq that has not previously been disclosed in the Parent SEC Documents.

(g) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special-purpose or limited-purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(i) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(j) Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

(k) Parent is, and since its first date of listing on Nasdaq has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(l) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.7 No Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2025 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 16, 2026 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred by Parent or its Subsidiaries in the Ordinary Course of Business since the date of the Parent Balance Sheet, (c) liabilities and obligations related to the performance of obligations of Parent under Parent Material Contracts, (d) liabilities and obligations incurred in connection with the Contemplated Transactions and (e) liabilities and obligations that are not material to Parent and its Subsidiaries, taken as a whole. Parent has no outstanding or accrued financial liability of any kind arising from or in connection with the Contracts set forth on Section 5.12(b) of the Parent Disclosure Schedule.

3.8 Absence of Certain Changes or Events. From January 1, 2026 to the date hereof, except in connection with the execution of this Agreement and the consummation of the Contemplated Transactions, (x) Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (z) neither Parent nor any of its Subsidiaries have:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of Parent to its parent, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or its Subsidiary or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents) except as required to give effect to Contemplated Transactions;

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other entity or entered into a joint venture with any other entity;

(e) (i) lent money to any Person (other than advances of reasonable business expenses to cover employees and service providers in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f) Other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopted, terminated, established or entered into any Parent Benefit Plan; (B) caused or permitted any Parent Benefit Plan to be amended in any material respect; (C) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, consultants or independent contractors; (D) awarded any new or increased or amended any existing severance, retention or change-of-control benefits offered to any current, former or new employees, directors, consultants or other Persons; or (E) hired, terminated or gave notice of termination (other than for cause) to, any officer, employee, consultant or independent contractor;

(g) entered into any material transaction in connection with the Contemplated Transactions;

(h) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its material assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties;

(i) engaged in, or taken active steps to prepare for, manufacturing or commercial operations with respect to any product or product candidate;

(j) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Intellectual Property owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries, except for the grant of non-exclusive licenses to such Intellectual Property in the Ordinary Course of Business;

(k) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(l) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets; or

(m) agreed, resolved or committed to do any of the foregoing.

3.9 Litigation. As of the date hereof, there is no Legal Proceeding (or basis therefor) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Body. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Contemplated Transactions.

3.10 Compliance with Laws. Parent and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of Parent or any of its Subsidiaries has received, since January 1, 2023, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties, assets or Parent Products (as defined below). Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Bodies necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no material violation of, material default (with or without notice or lapse of time or both) or other event that would give others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Contemplated Transactions.

3.11 Health Care Regulatory Matters.

(a) Parent and, to the knowledge of Parent, each of its directors, officers, employees, agents (while acting in such capacity), contract manufacturers, contract research organizations and clinical investigators is and, since January 1, 2023 has been, in material compliance with all Health Care Laws to the extent applicable to Parent or any of its products or activities. Parent has not engaged in any voluntary disclosure or self-disclosure to any Governmental Body concerning any alleged, potential or actual non-compliance with any applicable Health Care Laws, and to the Parent’s knowledge no such self-disclosure to any Governmental Body is warranted. To the knowledge of Parent, there are no other facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) Parent is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

(c) All applications, notifications, submissions, information, claims and reports submitted in connection with any and all requests for a Permit from the FDA or other Governmental Body relating to products that are regulated as drugs, biologics, or other medical products under Health Care Laws, including the drug and biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by Parent or any of its Subsidiaries (“Parent Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Body were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Body. Parent does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a material Permit required under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent have been since January 1, 2023, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws. To Parent’s knowledge, no clinical trial conducted by or on behalf of Parent has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs. Since January 1, 2023, no clinical trial conducted by or on behalf of Parent or its Subsidiaries have been terminated or suspended prior to completion, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e) All manufacturing operations conducted by or, to the knowledge of Parent, for the benefit of Parent have been and are being conducted in material compliance with all Permits and all applicable Health Care Laws.

(f) Parent has not received from any Governmental Body any written communication that relates to an alleged material violation of any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any similar action by a Governmental Body relating to any Health Care Laws.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Parent Products required or requested by a Governmental Body, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Parent Products, or any adverse experiences relating to the Parent Products that have been reported to FDA or another Governmental Body (“Parent Safety Notices”), and, to the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to a Parent Safety Notice.

(h) Neither Parent, nor, to the knowledge of Parent, any officer, employee or agent of Parent has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Body, failed to disclose a material fact required to be disclosed to a Governmental Body, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy. Neither the Parent, nor, to the knowledge of the Parent, any officer, employee or agent of the Parent is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(i) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Body by Parent have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(j) Neither Parent nor, to the knowledge of Parent, any officer, employee or agent of Parent has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in listing on the General Services Administrative System for Award Management or other published list of parties excluded from federal procurement programs and non-procurement programs or in debarment under applicable Law, or including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold. Neither Parent nor, to the knowledge of Parent, any officer, employee or agent of Parent, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, or any similar Health Care Law or program.

(k) Parent is not, and has not been, a “business associate,” “covered entity,” or “subcontractor” under HIPAA as those terms are defined in 42 C.F.R. § 160.103 and, since January 1, 2023, has been in material compliance with any Privacy Laws applicable to health information, including HIPAA, in Parent’s possession to the extent applicable to Parent.

3.12 Benefit Plans.

(a) Section 3.12(a) of the Parent Disclosure Schedule contains a true and complete list of each Parent Benefit Plan (other than form equity award agreements and awards made pursuant to such form(s), which form(s) shall have been provided to the Company). For purposes of this Agreement, “Parent Benefit Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), and each stock purchase, stock option, phantom stock or other equity-based plan or award, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and each other employee benefit and compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or individual consultant of Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Parent or any of its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Parent has provided or made available to the Company a current, accurate and complete copy of each Parent Benefit Plan, or if such Parent Benefit Plan is not in written form, a written summary of all of the material terms of such Parent Benefit Plan.

(b) Neither Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is, or was at the applicable time, a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Section 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code.

(c) With respect to the Parent Benefit Plans:

(i) each Parent Benefit Plan complies in all material respects with its terms and with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Parent since the date of such letter that would reasonably be expected to result in the loss of the sponsor’s ability to rely upon such letter or of the qualified status of such Parent Benefit Plan;

(iii) there is no material Legal Proceeding (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Body or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Benefit Plans (other than routine claims for benefits);

(iv) none of the Parent Benefit Plans currently provides or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Parent, its Subsidiaries or any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of Parent (either individually or to Parent employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v) each Parent Benefit Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or individual consultant of Parent or any Subsidiary to severance pay or any other termination payment or other compensation or benefits, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant, (C) result in a requirement to fund or set aside assets with respect to any Parent Benefit Plan or (D) restrict any rights of Parent to amend or terminate any Parent Benefit Plan.

(d) Neither Parent nor any Subsidiary is a party to any agreement, Contract, arrangement or plan (including any Parent Benefit Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the Contemplated Transactions (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

3.13 Labor and Employment Matters.

(a) Parent and its Subsidiaries are and since January 1, 2023, have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(b) No employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Parent, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) During the preceding three years, (i) neither Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any Subsidiary affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The Parent and its Subsidiaries currently properly classify and for the past three (3) years have classified its and their employees as exempt or nonexempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by Parent or any Subsidiary within the past three (3) years should have been classified as an employee under applicable Law, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability.

(d) With respect to any current or former employee, officer, consultant or other service provider of Parent, there are no Legal Proceedings against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment-related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability.

(e) Except with respect to any Parent Benefit Plan (which subject is addressed in Section 3.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.

(f) Since January 1, 2023, (i) no allegations of workplace sexual harassment, discrimination or other material misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective current or former directors, officers or senior-level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other material misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other material misconduct by any of its directors, officers or employees described in clause (i).

3.14 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained all Permits of all Governmental Bodies and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Body or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; and (vi) neither Parent, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

3.15 Taxes.

(a) Parent and each of its Subsidiaries has (i) timely filed all income and other material Tax Returns required to be filed by or on behalf of them (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) timely paid in full (or caused to be timely paid in full) all material Taxes that are due and payable, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by Parent or any of its Subsidiaries as of the date of the Parent Balance Sheet have been, in all material respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent and each of its Subsidiaries through the date of such financial statements. Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of Business.

(c) Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired.

(d) No material Tax Actions with respect to Taxes or any Tax Return of Parent or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing, other than any such assertion, threat or proposal that has been settled or withdrawn. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent or any of its Subsidiaries by a Governmental Body, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Parent and each of its Subsidiaries have timely withheld or deducted all material Taxes required to have been withheld or deducted from payments made (or deemed made) to their employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such material Taxes have been timely paid to the relevant Governmental Body.

(f) Neither Parent nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g) Neither Parent nor any of its Subsidiaries (i) is a party to or bound by, nor has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is or has ever been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Parent and its Subsidiaries) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract (other than Ordinary Course Agreements), or otherwise by operation of Law; and (iv) is or has ever been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private-letter rulings, technical advice memoranda, or similar material agreements or rulings related to Taxes have been requested in writing, entered into or issued by any taxing authority with respect to Parent or any of its Subsidiaries which rulings remain in effect.

(i) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting requested or initiated, or use of improper method of accounting, on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) an installment sale or open-transaction disposition made on or prior to the Closing Date, (iv) any deferred intercompany gain or excess-loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (v) an election under Section 965 of the Code, or (vi) the application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no Encumbrances for Taxes upon any of the assets of Parent or any of its Subsidiaries other than Encumbrances described in clause (i) of the definition of Permitted Encumbrances.

(k) Neither Parent nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Body in a jurisdiction where Parent or any of its Subsidiaries has not paid a specific Tax or filed a specific Tax Return that Parent or any of its Subsidiaries is or may be required to pay such Tax or file such Tax Return by such jurisdiction.

(n) Section 3.15(n) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(o) To Parent’s knowledge, neither Parent nor any of its Subsidiaries has been, is, or immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p) Neither Parent nor any of its Subsidiaries has taken any action (or agreed to take any action) nor does it know of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

3.16 Contracts.

(a) Section 3.16(a) of the Parent Disclosure Schedule lists the following Contracts (other than Parent Benefit Plans) (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or its Subsidiaries or any Intellectual Property owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries or any other asset of Parent or its Subsidiaries are or may become bound or under which Parent or its Subsidiaries have, or may become subject to, any obligation; or (c) under which Parent or its Subsidiaries have or may acquire any right or interest, in effect as of the date of this Agreement (all such Contracts, “Parent Material Contracts”):

(i) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity, except as contemplated hereby;

(ii) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent or its Subsidiaries;

(iii) each Contract requiring payment by or to Parent or its Subsidiaries after the date of this Agreement in excess of $125,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any agreement under which a third party is granted rights related to the sale or distribution of any product of Parent or its Subsidiaries (identifying any that contain exclusivity provisions); (B) any agreement (other than a Parent Benefit Plan) involving provision of services with respect to any pre-clinical or clinical development activities of Parent or its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent or its Subsidiaries have continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or its Subsidiaries have continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or its Subsidiaries; or (D) any Contract under which any third party provides any services relating to the manufacture (in whole or in part) of any product of Parent or its Subsidiaries;

(iv) each Contract containing (A) a covenant limiting the freedom of Parent or any Subsidiary to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Parent’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision, (D) any agreement to purchase minimum quantity of goods or services or (E) any non-solicitation provision;

(v) each Parent In-bound License;

(vi) each Parent Out-bound License;

(vii) each Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;

(viii) each Contract, offer letter, employment agreement, consulting or independent contractor agreement with any employee, independent contractor, consultant or other natural person service provider that (A) is not immediately terminable at will by the Parent or its Subsidiaries without notice, severance or other cost or payment, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger; and

(ix) any other Contract that is not terminable at will (with no penalty or payment or requirement for more than thirty (30) days’ prior notice, except as required by applicable law) by Parent or its Subsidiaries and which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such Contract of more than $125,000 in the aggregate, or obligations after the date of this Agreement in excess of $125,000 in the aggregate.

(b) Except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, excluding, however, any Parent Benefit Plans).

(c) (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent and each of its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by themselves under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received written notice of any such material default, event or condition. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments there.

3.17 Insurance. Each of Parent and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Section 3.17 of the Parent Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor, to the knowledge of Parent, will any such cancellation or termination result from the consummation of the Contemplated Transactions.

3.18 Properties.

(a) Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Section 3.18(c) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all real property owned by Parent or any of its Subsidiaries and (ii) all real property leased for the benefit of Parent or any of its Subsidiaries.

(d) This Section 3.18 does not relate to intellectual property, which is the subject of Section 3.19.

3.19 Intellectual Property.

(a) Section 3.19(a) of the Parent Disclosure Schedule sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by Parent and its Subsidiaries, but excluding any such items related solely to RLYB212 (collectively, “Parent Registered IP”) and a true and complete list of all domain names owned or exclusively licensed by Parent and its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (A) all of the Parent Registered IP is subsisting and, in the case of any Parent Registered IP that is registered or issued and to the knowledge of Parent, valid and enforceable, (B) no Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Parent, no such action is threatened with respect to any of the Parent Registered IP and (C) Parent or its Subsidiaries own exclusively, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Parent Owned IP, including all Intellectual Property created on behalf of Parent or its Subsidiaries by its employees or independent contractors.

(b) Section 3.19(b) of the Parent Disclosure Schedule accurately identifies all Contracts pursuant to which any material Intellectual Property is licensed to Parent or its Subsidiaries (other than (i) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (B) is not incorporated into any of Parent’s or its Subsidiaries’ products, (ii) any Intellectual Property licensed on a nonexclusive basis where the license is incidental to the primary purpose of the relevant Contract or the provision of services to Parent, (iii) any material transfer agreements, non-disclosure agreements, research agreements, clinical trial agreements, services agreements, off-the-shelf software licenses and generally-available patent license agreements and (iv) agreements between Parent and any of its Subsidiaries and their employees in Parent’s standard form thereof) (each a “Parent In-bound License”, and the underlying Intellectual Property, the “Parent Licensed IP”).

(c) Section 3.19(c) of the Parent Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license or covenant not to sue under any Parent Owned IP or Parent Licensed IP (other than (i) any material transfer agreements, non-disclosure agreements, research agreements, clinical trial agreements and services agreements and (ii) any Parent Owned IP or Parent Licensed IP nonexclusively licensed in the Ordinary Course of Business and that does not grant any commercial rights to any product of Parent or its Subsidiaries) (each a “Parent Out-bound License”).

(d) To the knowledge of Parent, the Parent Owned IP and the Parent Licensed IP constitutes all Intellectual Property necessary for Parent and its Subsidiaries to conduct their business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(e) Parent and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes a material trade secret of Parent or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use (as currently contemplated) or other disposal of any product as currently sold or under development by Parent or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither Parent nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting in any material respect any Parent Registered IP or Parent Licensed IP.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems owned, licensed and used by Parent and its Subsidiaries (the “Parent IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of Parent, since January 1, 2023, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such Parent IT Systems, and (iii) since January 1, 2023, there have been no material failures, crashes, viruses, or security breaches (including any unauthorized access to any personally identifiable information), affecting the Parent IT Systems.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, Parent and its Subsidiaries have at all times since January 1, 2023, complied in all material respects with all applicable Privacy Laws, (ii) since January 1, 2023, no claims have been received by Parent or, to the knowledge of Parent, threatened in writing against Parent alleging Parent a violated any applicable Privacy Law, (iii) neither Parent’s performance of this Agreement nor Parent’s consummation of the Contemplated Transactions will breach or otherwise violate any applicable Privacy Laws and (iv) Parent and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by Parent or its subsidiaries against unauthorized loss, access, use, modification, disclosure or other misuse.

(i) To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP or, to the knowledge of Parent, Parent Licensed IP exclusively licensed to Parent, and no Governmental Body, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to the Parent Owned IP.

(j) The execution, delivery and performance by Parent of this Agreement, and the consummation of the Contemplated Transactions, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Parent’s or any Subsidiaries’ rights or obligations under any Parent Out-bound License or Parent In-bound License.

3.20 Related Party Transactions. Since January 1, 2023 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the affiliates of Parent, on the other hand (other than Parent’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

3.21 Certain Payments. Neither Parent nor any of its Subsidiaries (nor, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees) has, directly or indirectly, made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Anti-Bribery Laws. Parent is not, nor has it been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Evercore Group, L.L.C. and Citizens JMP Securities, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.23 Opinion of Financial Advisor. The Parent Board has received the opinion of Citizens JMP Securities, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent, a signed true and complete copy of which opinion has been or will promptly be provided to the Company.

3.24 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other Contemplated Transactions and has engaged in no business other than in connection with the Contemplated Transactions.

3.25 State Takeover Statutes. No Takeover Statute or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the Effective Time will be, applicable to this Agreement, the Merger, or any of the other Contemplated Transactions.

3.26 No Other Representations or Warranties. Except for the representations and warranties contained in Section 2, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company or any other Person on behalf of the Company or any of its Subsidiaries makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, Merger Sub or any of their respective Subsidiaries or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, Merger Sub or any of their respective Subsidiaries or Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions), and none of Parent or Merger Sub has relied on any such information or any representation or warranty not set forth in Section 2.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Parent’s Business.

(a) Except (i) as set forth on Section 4.1(a) of the Parent Disclosure Schedule, (ii) as expressly permitted by or required in accordance with this Agreement, including in connection with the Asset Dispositions pursuant to Section 4.7 and the Parent Distributions in accordance with Section 4.8, (iii) as required by applicable Law, or (iv) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), each of Parent and its Subsidiaries shall (A) conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts, and (B) continue to pay material outstanding accounts payable and other material current liabilities (including payroll) in the Ordinary Course of Business.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth on Section 4.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) in connection with the Asset Dispositions pursuant to Section 4.7 or the winding down of Parent’s pre-clinical, CMC and clinical activities (including the termination of ongoing contractual obligations related to parent’s current products or product candidates) pursuant to Section 5.22, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend (other than the Parent Distributions declared, accrued, set aside, or paid in accordance with Section 4.8) or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under any Parent equity incentive plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent or any of its Subsidiaries (except for shares of Parent Common Stock issued upon the valid exercise or settlement of Parent Stock Awards); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;

(iii) amend the terms of any outstanding Parent Options;

(iv) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ certificate of incorporation (other than the Company Charter Amendment) and bylaws (or comparable organizational documents), or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi) (A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure in excess of $50,000, or (E) forgive any loans to any Persons, including Parent’s employees, officers, directors or Affiliates;

(vii) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan or any plan or agreement that would be a Parent Benefit Plan if in effect on the date hereof; (B) cause or permit any Parent Benefit Plan to be amended; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, fringe benefits, commissions, bonus or other compensation or benefits payable to any of its directors, officers, consultants, independent contractors or employees; (D) hire any officer, employee, consultant or independent contractor; (E) modify the terms of any severance, retention or change-of-control benefits offered to any current, former or new employees, directors or consultants (other than acceleration of Parent Stock Awards as contemplated by this Agreement), or (F) grant any new, or modify any existing, severance, retention benefits, change in control award, or similar compensation or benefit to any Person;

(viii) recognize any labor union or labor organization;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such material assets or properties;

(x) sell, assign, transfer, license, sublicense or otherwise dispose of any Parent Owned IP or any Parent In-bound License;

(xi) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable (taking into account extensions of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;

(xii) enter into, materially amend or terminate any Parent Material Contract or Contract that would be deemed a Parent Material Contract if entered into prior to the date hereof;

(xiii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiv) initiate or settle any Legal Proceeding;

(xv) (A) fail to maintain any material insurance policies in full force and effect prior to the renewal period of any such material insurance policies or (B) fail to exercise renewal rights for any such material insurance policies following the applicable expiration or acquire substantially similar insurance policies;

(xvi) enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xvii) enter into a new line of business or start to conduct a line of business; or

(xviii) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2 Operation of the Company’s Business.

(a) Except (i) as set forth on Schedule 4.2(a) of the Company Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement including in connection with the Concurrent Financing pursuant to Section 5.23, (iii) as required by applicable Law, or (iv) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall (A) conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts, and (B) continue to pay material outstanding accounts payable and other material current liabilities (including payroll) in the Ordinary Course of Business.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth on Schedule 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law (iv) in connection with the Concurrent Financing pursuant to Section 5.23, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Benefit Plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of Company Class A Common Stock issued upon the valid exercise of Company Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options or restricted stock unit awards granted to employees and service providers in the Ordinary Course of Business which are included in the calculation of the Company Outstanding Shares; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iii) except as required to give effect to anything in contemplation of the Closing (including in connection with the Concurrent Financing), amend any of its or its Subsidiaries Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure in excess of $1,000,000 of the budgeted capital expenditure amounts set forth in the Company operating budget delivered to Parent concurrently with the execution of this Agreement (the “Company Budget”) or (E) forgive any loans to any Persons, including the Company’s employees, officers, directors or Affiliates;

(vi) recognize any labor union or labor organization;

(vii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such material assets or properties, except in the Ordinary Course of Business;

(viii) dispose of any of its material assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Owned IP or any material Company Licensed IP, in each case other than pursuant to non-exclusive licenses in the Ordinary Course of Business, the abandonment of patent applications or co-commercialization or partnership transaction, in each case, in the Ordinary Course of Business;

(x) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable (taking into account extensions of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into, materially amend or terminate any Company Material Contract or Contract that would be deemed a Company Material Contract if entered into prior to the date hereof, except in the Ordinary Course of Business;

(xii) except as otherwise consistent with the Company Budget and the incurrence or payment of any Transaction Expenses or other costs or expenses arising as a result of this Agreement and the Contemplated Transactions, make any expenditures or discharge or satisfy any liabilities, in each case, in amounts that exceed the aggregate amount anticipated in the Company Budget by $1,000,000;

(xiii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiv) initiate or settle any Legal Proceeding;

(xv) (A) fail to maintain any material insurance policies in full force and effect prior to the renewal period of any such material insurance policies or (B) fail to use commercially reasonable efforts to renew any such material insurance policies following the applicable expiration or acquire substantially similar insurance policies;

(xvi) enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xvii) enter into a new line of business or start to conduct a line of business; or

(xviii) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may reasonably deem necessary or appropriate; and (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or may redact any of the foregoing documents or reports to the extent necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such access or the disclosure of such document or report.

4.4 Parent Non-Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries, authorize any of their respective Representatives to, directly or indirectly, other than relating to communicating, discussing, negotiating or consummating the Asset Dispositions: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent and its Subsidiaries may furnish non-public information regarding Parent or any of its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) none of Parent, any of its Subsidiaries or any of their respective Representatives shall have breached this Section 4.4 in any material respect, (B) the Parent Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire and “standstill” provisions), in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such non-public information to such Person, Parent gives the Company notice of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person and furnishes such non-public information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of Parent or any of its Subsidiaries) takes any action that, if taken by Parent or any of its Subsidiaries, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.

(b) If Parent, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than two (2) Business Days after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) (i) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry), (ii) in the case of a written Acquisition Proposal or Acquisition Inquiry, furnish any written documentation and correspondence to or from Parent, any of its Subsidiaries or any of their respective Representatives, including any subsequent modifications or amendments, and (iii) in the case of an oral Acquisition Proposal or Acquisition Inquiry, provide a written summary of the terms thereof. Parent shall keep the Company reasonably and promptly informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry, any material modification, amendment or proposed material modification thereto (including any revision in the amount, form or mix of consideration) and of all verbal or written communications related thereto, together with copies of new written documentation and correspondence to or from Parent, any of its Subsidiaries or any of their respective Representatives as well as written summaries of any material oral communications.

(c) Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry (other than any Asset Disposition) that has not already been terminated as of the date of this Agreement, immediately terminate access to any non-public information of Parent provided to such Person via an electronic or physical data room and within three (3) Business Days after the date of this Agreement, request the destruction or return of any non-public information of Parent or any of its Subsidiaries provided to such Person as soon as practicable after the date of this Agreement.

4.5 Company Non-Solicitation.

(a) The Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall nor shall it or any of its Subsidiaries authorize any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, that, notwithstanding anything contained in this Section 4.5 and subject to compliance with this Section 4.5, prior to obtaining the Required Company Stockholder Vote, Company and its Subsidiaries may furnish non-public information regarding Company or any of its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Company Board determines in good faith, after consultation with Company’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) none of the Company, any of its Subsidiaries or any of their respective

Representatives shall have breached this Section 4.5 in any material respect, (B) the Company Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law; (C) Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such non-public information to such Person, the Company gives Parent notice of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person and furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries) takes any action that, if taken by the Company or any of its Subsidiaries, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

(b) If the Company or any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than two (2) Business Days after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry), (ii) in the case of a written Acquisition Proposal or Acquisition Inquiry, furnish any written documentation and correspondence to or from the Company, any of its Subsidiaries or any of their respective Representatives, including any subsequent modifications or amendments, and (iii) in the case of an oral Acquisition Proposal or Acquisition Inquiry, provide a written summary of the terms thereof. The Company shall keep Parent reasonably and promptly informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry, any material modification, amendment or proposed material modification thereto (including any revision in the amount, form or mix of consideration) and of all verbal or written communications related thereto, together with copies of new written documentation and correspondence to or from the Company or any of its Subsidiaries or any of their respective Representatives as well as written summaries of any material oral communications.

(c) The Company shall immediately cease or cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement, immediately terminate access to any non-public information of the Company provided to such Person via an electronic or physical data room and within three (3) Business Days after the date of this Agreement, request the destruction or return of any non-public information of the Company or any of its Subsidiaries provided to such Person as soon as practicable after the date of this Agreement.

4.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly (and in no event later than two (2) Business Days after the Company becomes aware of the same) notify Parent (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company or any of its Subsidiaries is commenced, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, any director or officer of the Company or any of its Subsidiaries; (iii) the Company or any of its Subsidiaries becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in each case of clauses (i) through (iv), that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or any of its Subsidiaries contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable.

(b) During the Pre-Closing Period, Parent shall promptly (and in no event later than two (2) Business Days after Parent becomes aware of the same) notify the Company (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent or any of its Subsidiaries is commenced, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, any director or officer of Parent or any of its Subsidiaries; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in each case of clauses (i) through (iv), that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.

4.7 Potentially Transferable Assets. Prior to the Closing, Parent will use reasonable best efforts to sell, transfer, license, assign or otherwise divest the Potentially Transferable Assets to one or more third parties in one or a series of transactions (each an “Asset Disposition” and collectively, the “Asset Dispositions”); provided that an Asset Disposition that would require approval of Parent’s stockholders under applicable Law cannot be consummated until after the Closing. Subject to the provisions of this Section 4.7 and the CVR Agreement, Parent may, in contemplation of the Asset Dispositions, (a) establish one (1) or more Subsidiaries to hold the Potentially Transferable Assets, (b) transfer to any such Subsidiary any or all of the Potentially Transferable Assets and the liabilities and obligations related thereto and (c) take such other steps that are reasonably necessary to prepare for the Asset Dispositions. For clarity, if Parent transfers the Potentially Transferable Assets to one or more Subsidiaries, the terms of this Section 4.7 shall apply to such Subsidiaries in addition to Parent. Each Party further acknowledges that Parent may not be successful in completing the Asset Dispositions. Notwithstanding the foregoing, any such Asset Disposition shall require, to the extent consistent with applicable Laws, the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed if such Asset Disposition would create any post-disposition liabilities or indemnity obligations for Parent following the Closing; provided that the Company will be deemed to have granted its consent required by Section 4.7 if it does not provide its written response within five (5) Business Days of receiving a written request for the Company’s consent to an Asset Disposition, which request will include a summary of the key terms and a copy of the transaction agreement, if available).

4.8 Parent Distributions. At any time during the Pre-Closing Period, Parent shall declare one (1) or more distributions on the shares of Parent Common Stock and, if applicable, securities convertible into or exchangeable or exercisable for shares of Parent Common Stock outstanding as of each Parent Distribution Record Date (excluding for the avoidance of doubt any shares of Parent Common Stock issuable pursuant to the Contemplated Transactions) up to an aggregate amount equal to the aggregate of the amount by which Parent Net Cash will equal or exceed $0 (excluding any proceeds from any Asset Disposition in accordance with Section 4.7, to the extent contingent or to be received following the date for payment of such distributions) (each, a “Parent Distribution” and each such amount declared to be paid, a “Parent Distribution Amount”); provided that (a) only one (1) Parent Distribution may be declared prior to the Parent Stockholders’ Meeting held in accordance with Section 5.3(a), any if such Parent Distribution is declared, such declared Parent Distribution Amount shall not exceed an aggregate amount equal to $50,000,000, (b) Parent shall deliver to the Company for its prior review and approval (such approval not to be unreasonably withheld, conditioned or delayed), (i) at least five (5) Business Days prior to the date that Parent Board authorizes and approves each Parent Distribution Record Date, the form of Parent Board resolutions authorizing and approving each such Parent Distribution Record Date and the payment and calculation of each such Parent Distribution, (ii) each form of press release or public announcement to be issued by Parent in connection therewith, (iii) the form of any filing to be filed by Parent with the SEC in connection therewith, including any Current Report on Form 8-K and (iv) any announcement or notification to be made to Nasdaq by Parent in connection therewith and (c) on or prior to the earlier of the date for the payment of each such Parent Distribution or the Closing Date, if permitted by Parent’s transfer agent, Parent shall deposit each Parent Distribution Amount with Parent’s transfer agent for further distribution to the holders of the shares of Parent Common Stock and, if applicable, securities convertible into or exchangeable or exercisable for shares of Parent Common Stock outstanding as of each Parent Distribution Record Date (subject to any adjustments as required by Nasdaq’s due bills period requirements), which such payments for further distribution by Parent’s transfer agent to the holders of shares of Parent Common Stock and, if applicable, securities convertible into or exchangeable or exercisable for shares of Parent Common Stock may be paid following the Closing Date; provided that Parent shall use its reasonable best efforts to deliver all documents required to be delivered to the transfer agent in connection with such Distributions prior to the Closing Date.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a part. Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Proxy Statement or any amendments or supplements thereto are filed with the SEC, at the time the Proxy Statement or any amendments or supplements thereto are first mailed to Parent’s stockholders and at the time of the Parent Stockholder’s Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by or on behalf of the Company or its Representatives to Parent for inclusion in the Registration Statement (including the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Parent makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by or on behalf of the Company or any of its Representatives for inclusion therein, and the Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the information provided by or on behalf of the Company, or any of its Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC; provided that any such filings shall be subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed). Parent shall provide the Company with copies of any written comments, and shall inform the Company of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments. Parent shall use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; provided that any such response shall be subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed). Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and applicable federal and state securities Laws requirements.

(b) The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Registration Statement and the Proxy Statement or reasonably requested by the other Party to be included in the Registration Statement and the Proxy Statement.

(c) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion be prepared and submitted regarding the Intended Tax Treatment (a “Tax Opinion”) (i) each of Parent and the Company shall deliver to Cooley LLP and Ropes & Gray LLP, respectively, customary tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement that shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, which counsel shall be entitled to rely upon in rendering its Tax Opinion, and (ii) the Company and Parent shall each use its reasonable best efforts to cause Cooley LLP and Ropes & Gray LLP to furnish a Tax Opinion with respect to the Intended Tax Treatment. For the avoidance of doubt, in no event shall any such Tax Opinion be a condition to the Closing.

5.2 Company Information Statement; Stockholder Written Consent.

(a) Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than three (3) Business Days thereafter, the Company shall prepare, with the cooperation of Parent, and cause to be delivered to its stockholders an information statement, which shall include a copy of the Proxy Statement (the “Information Statement”), to solicit the approval by written consent from the Company Signatories, including the Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of: (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares of Company Capital Stock pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares of Company Capital Stock in connection with the Merger and thereby waives any rights to receive payment of the fair value of its shares of Company Capital Stock under the DGCL (collectively, the “Company Stockholder Matters”). Under no circumstances shall the Company assert that any approval or consent other than the Required Company Stockholder Vote is necessary for its stockholders or otherwise to approve this Agreement and the Contemplated Transactions. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(a) shall be subject to Parent’s advance review and reasonable approval (such approval not to be unreasonably withheld, conditioned or delayed). The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives with all true, correct and complete information regarding such Party or its Subsidiaries that is required by applicable Law to be included in the Information Statement or reasonably requested by the other Party to be included in the Information Statement.

(b) The Company covenants and agrees that the Information Statement, including any pro forma financial statements included therein (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed, distributed or otherwise made available to the stockholders of the Company, at the time of receipt of the Required Company Stockholder Vote and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent or any of its Representatives specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and applicable federal and state securities Laws requirements.

(c) Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and deliver a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and authorized, approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Organizational Documents of the Company, and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(c) shall be subject to Parent’s advance review and reasonable approval (such approval not to be unreasonably withheld, conditioned or delayed).

(d) The Company agrees that: (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use reasonable best efforts to solicit such approval from the Company’s stockholders within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii) (1) the Company Board Recommendation shall not be withdrawn or modified, (2) the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation and (3) no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), if taken, shall constitute, in each case, a “Company Board Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary contained in this Agreement, and subject to compliance with Section 4.5 and this Section 5.2(e), if at any time prior to the approval of the Company Stockholder Matters:

(i) If the Company has received a bona fide Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board may make a Company Board Adverse Recommendation Change if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Board Adverse Recommendation Change at least four (4) Business Days prior to making any such Company Board Adverse Recommendation Change (a “Company Determination Notice”; and such period the “Company Notice Period”) (which notice shall not constitute a Company Board Adverse Recommendation Change); and (C) (1) the Company shall have provided to Parent a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change the identity of the party making the Acquisition Proposal, a summary of the material terms and conditions of the Acquisition Proposal and written copies of any relevant proposed transaction documents (including with respect to financing arrangements), in accordance with Section 4.5(b), (2) the Company shall have given Parent the three (3) Business Days after the Company Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; provided during any Company Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to enable Parent to propose in writing an offer binding on Parent to effect such adjustments to the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer. For the avoidance of doubt, the provisions of this Section 5.2(e)(i) shall also apply to any material change to the facts and circumstances relating to such Acquisition Proposal or any amendment to such Acquisition Proposal (including any revision in the amount, form or mix of consideration), and require a new Company Determination Notice and the Company shall be required to provide Parent with notice of such material change or amendment, except that the references to four (4) Business Days shall be deemed to be two (2) Business Days.

(ii) Other than in connection with an Acquisition Proposal, the Company Board may make a Company Board Adverse Recommendation Change in response to a Company Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent a Company Determination Notice at least four (4) Business Days prior to making any such Company Board Adverse Recommendation Change; and (C) (1) the Company shall have specified the Company Change in Circumstance in reasonable detail, including the material facts and circumstances related to the applicable Company Change in Circumstance, (2) the Company shall have given Parent the three (3) Business Days after the Company Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in response to such Company Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this 5.2(e)(ii) shall also apply to any material change to the facts and circumstances relating to such Company Change in Circumstance, and require a new Company Determination Notice and the Company shall be required to provide Parent with notice of such material change, except that the references to four (4) Business Days shall be deemed to be two (2) Business Days.

(f) Unless this Agreement is otherwise terminated pursuant to Section 9.1, the Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) and Section 5.2(d) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any Company Board Adverse Recommendation Change.

5.3 Parent Stockholders’ Meeting.

(a) Promptly after the Registration Statement has been declared effective by the SEC under the Securities Act, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of (the “Parent Stockholders’ Meeting”):

(i) (A) the issuance of Parent Common Stock or other securities of Parent that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the Merger to the holders of Company Capital Stock and Company Options in connection with the Contemplated Transactions pursuant to the Nasdaq rules and (B) the change of control of Parent resulting from the Merger pursuant to the Nasdaq rules;

(ii) the approval of the Parent Charter Amendment to (A) change the name of Parent to “Avenzo Therapeutics, Inc.”, (B) effect the Nasdaq Reverse Split and (C) effect the Authorized Share Increase (the matters contemplated by Section 5.3(a)(i) and Section 5.3(a)(ii)(A) and (B), the “Parent Stockholder Matters,” and the matter contemplated by Section 5.3(a)(ii)(C), the “Authorized Share Increase Proposal”);

(iii) the Equity Plan Proposals; and

(iv) any other proposals the Parties deem necessary to consummate the Contemplated Transactions.

(b) The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, in any event, no later than forty-five (45) calendar days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote or the approval of the Authorized Share Increase Proposal, whether or not a quorum would be present, or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments.

(c) Parent agrees that, subject to Section 5.3(d): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters, the Authorized Share Increase Proposal and the Equity Plan Proposals and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(b) above; (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters, the Authorized Share Increase Proposal and the Equity Plan Proposals (the recommendation of the Parent Board with respect to the Parent Stockholder Matters being referred to as the “Parent Board Recommendation”); and (iii) (1) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified, (2) the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation, (3) no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed, and (4) the Parent Board shall not publicly announce an intention or resolution to effect any of the foregoing (the actions set forth in the foregoing clause (iii), if taken, shall constitute, in each case, a “Parent Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in this Agreement, and subject to compliance with Section 4.4 and this Section 5.3(d), if at any time prior to the approval of the Parent Stockholder Matters at the Parent Stockholders’ Meeting by the Required Parent Stockholder Vote:

(i) If Parent has received a bona fide Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.4) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company prior written notice of its intention to consider making a Parent Board Adverse Recommendation Change at least four (4) Business Days prior to making any such Parent Board Adverse Recommendation Change (a “Determination Notice”; and such period the “Parent Notice Period”) (which notice shall not constitute a Parent Board Adverse Recommendation Change); and (C) (1) Parent shall have provided to the Company a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, the identity of the party making the Acquisition Proposal, a summary of the material terms and conditions of the Acquisition Proposal and written copies of any relevant proposed transaction documents (including with respect to financing arrangements), in accordance with Section 4.4(b), (2) Parent shall have given the Company the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Parent Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; provided during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to enable the Company to propose in writing an offer binding on the Company to effect such adjustments to the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer. For the avoidance of doubt, the provisions of this Section 5.3(d)(i) shall also apply to any material change to the facts and circumstances relating to such Acquisition Proposal or any amendment to such Acquisition Proposal (including any revision in the amount, form or mix of consideration), and require a new Determination Notice and Parent shall be required to provide the Company with notice of such material change or amendment, except that the references to four (4) Business Days shall be deemed to be two (2) Business Days.

(ii) Other than in connection with an Acquisition Proposal, the Parent Board may make a Parent Board Adverse Recommendation Change in response to a Parent Change in Circumstance, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company a Determination Notice at least four (4) Business Days prior to making any such Parent Board Adverse Recommendation Change; and (C) (1) Parent shall have specified the Parent Change in Circumstance in reasonable detail, including the material facts and circumstances related to the applicable Parent Change in Circumstance, (2) Parent shall have given the Company the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that the failure to make the Parent Board Adverse Recommendation Change in response to such Parent Change in Circumstance would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Parent Change in Circumstance, and require a new Determination Notice and Parent shall be required to provide the Company with notice of such material change, except that the references to four (4) Business Days shall be deemed to be two (2) Business Days.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Parent’s stockholders; provided, however, that, in the case of the foregoing clause (iii), the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would be inconsistent with applicable Law, including its fiduciary duties under applicable Law.

(f) Unless this Agreement is otherwise terminated pursuant to Section 9.1, Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Parent Board Adverse Recommendation Change.

5.4 Regulatory Approvals.

(a) Notwithstanding the generality of Section 5.7, each Party shall use reasonable best efforts to file or otherwise submit as promptly as practicable all applications, notices, reports and other documents required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

(b) Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws. Without limiting the foregoing, the Parties agree (i) to give each other reasonable advance notice of all meetings or substantive communications with any Governmental Body relating to any Antitrust Laws, (ii) to give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws, (iv) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (v) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws and (vi) to provide each other with copies of all written communications from any Governmental Body relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate.

(c) Each Party shall bear its own expenses and costs incurred by such Party in connection with any filings and submissions pursuant to Antitrust Laws.

(d) In the event that any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Body challenging the Merger, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and shall use reasonable best efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger; provided, however, that the Company may, in its sole discretion, determine to settle such challenge provided that the terms of such settlement do not prevent or unreasonably delay consummation of the Merger.

(e) Neither Party shall, and each Party shall cause its Subsidiaries and Affiliates not to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (whether through acquisition, license, joint venture, collaboration or otherwise), or take any other actions, if such acquisition or action would reasonably be expected to (i) prevent, materially delay, or adversely affect in any material respect the ability of the Parties to consummate the any of the Contemplated Transactions, or (ii) result in any Party being required to obtain any clearance, consent, approval, waiver, waiting period expiration or termination, non-action or other authorization under any Laws with respect to any of the Contemplated Transactions.

5.5 Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company’s 2022 Equity Incentive Plan, as may be amended from time to time (the “Company EIP”), whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company EIP and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company EIP and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent in good faith determines are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Class A Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock;

(ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Class A Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Class A Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of the respective grant agreements governing the Company Options and the Company EIP, Parent may amend the terms of the Company Options and the Company EIP, in accordance with the terms thereof to reflect Parent’s substitution of the Company Options with options to purchase Parent Common Stock (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent or Parent Common Stock); and (B) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Each Company Option so assumed by Parent is intended to qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time, and, further, the assumption of such Company Option pursuant to this Section 5.5(a) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 5.5(a) will be construed consistent with this intent.

(b) Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock that are either (i) issuable with respect to Company Options assumed by Parent in accordance with Section 5.5(a) or (ii) reserved for future grants under the Company EIP.

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company EIP and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or any of its Subsidiaries or the Company, respectively (the “D&O Indemnified

Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or of the Company or their respective Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted by Parent’s Organizational Documents or the Company’s Organizational Documents, as applicable, or pursuant to indemnification agreements made available to the Company, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the Organizational Documents of Parent or any of its Subsidiaries with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent or any of its Subsidiaries that are set forth in the Organizational Documents of Parent or any of its Subsidiaries as of the date of this Agreement shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or any of its Subsidiaries. The Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those set forth in the Organizational Documents of the Company as of the date of this Agreement.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Organizational Documents of the Company and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent or any of its Subsidiaries to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Organizational Documents of Parent or any of its Subsidiaries and pursuant to any indemnification agreements between Parent or any of its Subsidiaries and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s and any of its Subsidiaries’ existing directors’ and officers’

insurance policies and Parent’s existing fiduciary liability insurance policies (if any), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time. During the term of the “tail” policy, Parent shall not take any action following the Effective Time to cause such “tail” policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of its or any of its Subsidiaries’ former and current officers and directors.

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.

(f) All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or the Company or any of their respective Subsidiaries as provided in their respective Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company and any of their respective Subsidiaries by Law, charter, statute, bylaw or Contract, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) From and after the Effective Time, in the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

(h) The obligations set forth in this Section 5.6 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.6 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or such other beneficiary.

5.7 Additional Agreements. The Parties shall, subject to Section 4.5, (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party shall use reasonable best efforts to: (i) make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions with respect to Contracts set forth in Section 5.7 of the Company Disclosure Schedule to remain in full force and effect, (iii) lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) satisfy the conditions precedent to the consummation of the Merger.

5.8 Public Announcement. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or prior written consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with and do not disclose material information not previously disclosed in previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior written consent of the other Party but subject to giving advance notice to the other Party of, and consulting with the other Party regarding, the text of such press release, announcement or statement, issue any such press release or make any such public announcement or statement which Parent shall have determined in good faith, upon the advice of legal counsel, is required by any applicable Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Parent Board Adverse Recommendation Change.

5.9 Listing. Parent shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Closing Date and to obtain approval of the listing of the combined company on Nasdaq; (b) without derogating from the generality of the requirements of the foregoing clause (a) and to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance), (c) to effect the Nasdaq Reverse Split, and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations and will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.

(a) For U.S. federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.

(b) The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take (or knowingly fail to take) any action or cause (or knowingly fail to cause) any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment. The Parties shall use commercially reasonable efforts to operate the Surviving Corporation so as to meet the “continuity of business enterprise” requirement and any other requirements pursuant to Section 368(a)(2)(E) of the Code. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(c) At least ten (10) Business Days prior to Closing, Parent will provide the Company with its determinations regarding the applicability of Section 280G of the Code and reasonable supporting calculations to any employee, officer, director or other service provider of Parent or any of its Subsidiaries that, in connection with the Contemplated Transactions (i) may receive the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) may receive a benefit in the form of accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit received.

(d) Each Party shall reasonably cooperate and shall cause its respective Affiliates to reasonably cooperate with each other Party and its agents, including accounting firms and legal counsel, in connection with the determination of withholding under Section 1.12 (including the calculation of earnings and profits of Parent), any Tax Proceeding and the preparation of any Tax Return of Parent, the Company or any of its Subsidiaries. Such cooperation shall include each Party making such information and documents in its possession relating to Parent, the Company or any of their Subsidiaries reasonably necessary in connection with any Tax Proceeding or such preparation available to the other Party. The Parties shall retain all Tax Returns, schedules, and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent noticed by any Party, any extensions thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Party, as reasonably requested and available on a mutually convenient basis, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes to provide reasonable explanation of any documents or information provided hereunder. Any information or documents provided under this Agreement shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with a Tax Proceeding.

(e) Fifty percent (50%) of any transfer Taxes shall be borne and paid by each of Parent and the Company if and when due. Each of Parent and the Company shall, at its own expense, timely file any Tax Return or other documents with respect to such Taxes.

(f) Parent and its Subsidiaries shall timely file 2025 U.S. federal, state, and foreign income Tax extensions for their applicable Tax Returns. Neither Parent nor any of its Subsidiaries shall file income Tax Returns or any other income Tax related forms (including but not limited to change in accounting method forms) prior to the close of the Merger unless required to meet due dates required by applicable Law (for which a valid extension cannot be made).

5.11 Directors and Officers. The Parties shall take all necessary action so that immediately after the Effective Time, (a) the Parent Board comprises seven (7) members (provided that the total number of directors to comprise the Parent Board immediately after the Effective Time may be changed by the Company at any time prior to the Closing by written notice to Parent), with each member designated by the Company, (b) the Persons to be designated by the Company during the Pre-Closing Period are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law and (c) the Persons to be designated by the Company during the Pre-Closing Period are elected or appointed, as applicable, to the positions of directors of Parent, as set forth therein, and to the classes of such director positions as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person designated by the Company is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, the Company shall designate a successor in its sole discretion. If any Person designated by the Company is unable or unwilling to serve as a director of Parent, as set forth therein, as of the Effective Time, the Company shall designate a successor in its sole discretion. The Persons designated by the Company pursuant to this Section 5.11 shall be the Company’s designees pursuant to clause (c) of this Section 5.11 (which initial designees may include vacancies and be supplemented or changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who are reasonably acceptable to Parent).

5.12 Termination of Certain Agreements and Rights. The Company shall cause the Investor Agreements set forth on Section 5.12 of the Company Disclosure Schedule to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation, in each case, to the extent the rights contained in such Investor Agreements do not terminate upon or immediately following the Effective Time in accordance with its terms. Parent shall use reasonable best efforts to cause the Contracts set forth on Section 5.12(a) of the Parent Disclosure Schedule to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation. During the Pre-Closing Period, Parent shall not initiate any research, development or discovery programs (including the nomination of new targets) under the Contracts set forth on Section 5.12(b) of the Parent Disclosure Schedule. Parent shall use commercially reasonable efforts to prepay any costs or expenses to maintain any Legacy Asset (as defined in the CVR Agreement) through the Disposition Period (as defined in the CVR Agreement) under the Contracts set forth on Section 5.12(c) of the Parent Disclosure Schedule.

5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least ten (10) days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Common Stock, restricted stock awards to acquire Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.14 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.15 Allocation Certificate; Parent Outstanding Shares Certificate.

(a) The Company will prepare and deliver to Parent at least ten (10) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time): (i) each holder of Company Capital Stock and Company Options; (ii) such holder’s name and address; (iii) the number and type of Company Capital Stock held or underlying the Company Options as of the immediately prior to the Effective Time for each such holder; (iv) the number of shares of Parent Common Stock to be issued to such holder, or to underlie any Parent Stock Award to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock or Company Options held by such holder as of immediately prior to the Effective Time; and (v) each investor in the Concurrent Financing, the total investment to be made by such investor in the Concurrent Financing, the percentage of the Concurrent Financing Proceeds represented by such stockholder’s investment in the Concurrent Financing, and the number of shares of Company Class A Common Stock to be issued to such holder pursuant to this Agreement (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company at least ten (10) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time (i) the number of shares of Parent Common Stock and (ii) the number of shares of Parent Common Stock held or underlying the Parent Stock Awards (including whether such Parent Stock Awards are In the Money Parent Options) or Pre-Funded Warrants, in each case as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

5.16 Company Financial Statements. The Company will as promptly as practicable furnish to Parent (i) audited financial statements for the fiscal year ended 2025 for inclusion in the Proxy Statement and the Registration Statement (the “Company 2025 Audited Financial Statements” and, collectively with the audited financial statements of the Company as of December 31, 2024, the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to the Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company 2026 Interim Financial Statements”). Each of the Company 2025 Audited Financial Statements and the Company 2026 Interim Financial Statements will be suitable for inclusion in the Proxy Statement and the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company 2025 Audited Financial Statements or the Company 2026 Interim Financial Statements, as the case may be.

5.17 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Contemplated Transactions.

5.18 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Parent shall (a) promptly advise the Company in writing of any stockholder litigation or investigation against it or its directors relating to this Agreement, the Merger or the Contemplated Transactions and keep the Company fully informed regarding such stockholder litigation and (b) give the Company the opportunity to participate in the defense or settlement of any stockholder litigation or investigation relating to this Agreement or any of the Contemplated Transactions, and not settle any such litigation or investigation without the Company’s written consent, which will not be unreasonably withheld, conditioned or delayed.

5.19 Equity Plans. Prior to or as of the Effective Time, the Parent Board shall approve, adopt and submit for approval by the stockholders of Parent, and recommend and use commercially reasonable efforts to cause the stockholders of Parent to approve, (a) the 2026 Equity Incentive Plan in a form to be mutually agreed by Parent and the Company (the “2026 Plan”) which will provide for new awards for a number of shares of Parent Common Stock not exceeding eighteen percent (18%) of the Parent Common Stock issued and expected to be outstanding immediately after the Effective Time, as mutually agreed upon by Parent and the Company, and subject to approval by the Parent Board (for avoidance of doubt, such number of shares shall be in addition to the number of shares of Parent Common Stock subject to outstanding Parent Stock

Awards or subject to Company Options assumed by Parent as contemplated by Section 5.5), and which may include an annual increase pursuant to an “evergreen” provision to provide for optional annual increases of up to five percent (5%) of the total number of fully diluted shares of capital stock of Parent as of the day prior to such increase; and (b) the 2026 Employee Stock Purchase Plan (the “2026 ESPP”), in a form to be mutually agreed by Parent and the Company with a total pool of shares of Parent Common Stock not exceeding one percent (1%) of the Parent Common Stock issued and expected to be outstanding immediately after the Effective Time, and may include an annual increase pursuant to an “evergreen” provision providing for an annual increase of up to one percent (1%) of the total number of fully diluted shares of capital stock of Parent outstanding as of the day prior to such increase ((a) and (b), collectively, the “Equity Plan Proposals”). Subject to the approval of the 2026 Plan by the stockholders of Parent, Parent shall file with the SEC, as promptly as practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2026 Plan.

5.20 Parent SEC Documents. From the date of this Agreement until the Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all Parent SEC Documents. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed by Parent with the SEC shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

5.21 Parent Options and RSUs. Before the Effective Time, Parent shall take all actions necessary to provide that all Parent Stock Awards shall be fully vested as of the Effective Time and that no option to purchase Parent Common Stock shall be exercised later than ninety (90) days following the termination of service of the holder of such option.

5.22 Parent Operations Wind-Down. During the Pre-Closing Period, Parent and its Subsidiaries shall, except as the Company shall otherwise consent in writing, wind-down all preclinical, CMC and clinical activities as promptly as practicable after the date hereof, with any liabilities with respect thereto to be reflected on the Net Cash Schedule.

5.23 Concurrent Financing.

(a) Subject to the terms and conditions of this Agreement, the Company shall use reasonable best efforts to obtain the Concurrent Financing on the terms and conditions described in the Subscription Agreement and satisfy the conditions to the Concurrent Financing as described in the Subscription Agreement and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Subscription Agreement if such termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Concurrent Financing below the Concurrent Investment Amount or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Concurrent Financing, or otherwise expands, amends or modifies any other provision of the Subscription Agreement, in a manner that would reasonably be expected to (x) delay or prevent the Closing or the consummation of the Merger or (y) adversely impact the ability of the Company to enforce its rights against other parties to the Subscription Agreement. The Company shall promptly deliver to Parent copies of any such termination, amendment, modification, waiver or replacement.

(b) The Company shall use reasonable best efforts (i) to maintain in effect the Subscription Agreement, (ii) to enforce its rights under the Subscription Agreement and (iii) to comply with its obligations under the Subscription Agreement.

(c) The Company shall give Parent prompt notice (i) of any material breach or default by any party to the Subscription Agreement or definitive agreements related to the Concurrent Financing of which the Company becomes aware, (ii) of the receipt of any written notice or other written communication from any Purchaser with respect to any (x) actual material breach, default, termination or repudiation by any party to the Subscription Agreement or definitive agreements related to the Concurrent Financing of any provisions of the Subscription Agreement or definitive agreements related to the Concurrent Financing or (y) material dispute or disagreement relating to the Concurrent Financing with respect to the obligation to fund the Concurrent Financing at or substantially simultaneously with the Closing, and (iii) if at any time for any reason the Company believes in good faith that it will not be able to obtain all or any portion of the Concurrent Investment Amount on the terms and conditions, in the manner or from the sources contemplated by the Subscription Agreement or definitive agreements related to the Concurrent Financing. The Company shall promptly provide information reasonably requested by Parent relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by each of the Parties) of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.2 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote and such Required Company Stockholder Vote shall remain in full force and effect and shall not have been revoked.

6.3 Parent Charter Amendment. The Parent Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

6.4 Listing. (a) The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date and (b) the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

6.5 Subscription Agreement. The Subscription Agreement shall be in full force and effect and cash proceeds of not less than the Concurrent Investment Amount shall have been received by the Company, or will be received by the Company substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Subscription Agreement.

6.6 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.7 Parent Net Cash Determination. Parent Net Cash shall have been finally determined in accordance with Section 1.6.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by Parent) of each of the following conditions:

7.1 Accuracy of Representations. (i) The representation and warranty of the Company set forth in clause (y) of Section 2.8 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date; (ii) the Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iii) the representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and clause (y) of Section 2.8) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.5 and 7.6 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.15 is true and accurate in all respects as of the Closing Date; and

(b) the Allocation Certificate.

7.4 FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.6 Termination of Investor Agreements. The rights contained in the Investor Agreements set forth on Section 5.12 of the Company Disclosure Schedule shall have been terminated (or will be terminated as of the Closing in accordance with its terms).

7.7 Company Lock-Up Agreements. Parent shall have received the Company Lock-Up Agreements duly executed by each of the Company Lock-Up Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect as of immediately following the Effective Time.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing is subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by the Company) of each of the following conditions:

8.1 Accuracy of Representations. (i) The representations and warranties of Parent and Merger Sub set forth in clause (y) of Section 3.8 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date; (ii) the Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iii) the representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations and in clause (y) of Section 3.8) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied;

(b) the Parent Outstanding Shares Certificate;

(c) the Parent Closing Financial Certificate, a draft of which shall have been provided at least five (5) Business Days prior to the Closing, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(d) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Effective Time, executed by each of the directors of Parent who are not to continue as directors of Parent after the Effective Time pursuant to Section 5.11 hereof; and

(e) the executed CVR Agreement.

8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

8.5 Parent Net Cash. Parent Net Cash determined in accordance with Section 1.6 (after giving effect to the payment of the Parent Pre-Closing Dividend (including any amounts intended to be declared as a Parent Pre-Closing Dividend or declared and unpaid)) shall be greater than an amount equal to $500,000 below $0.

8.6 Parent Distributions. Each such Parent Distribution Amount declared or intended to be declared by Parent shall have been either (a) distributed to the holders of shares of Parent Common Stock and, if applicable, securities convertible into or exchangeable or exercisable for shares of Parent Common Stock outstanding as of each Parent Distribution Record Date (subject to any adjustments as required by Nasdaq’s due bills period requirements) or (b) deposited by Parent with Parent’s transfer agent for further distribution to such holders of shares of Parent Common Stock and, if applicable, securities convertible into or exchangeable or exercisable for shares of Parent Common Stock.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Matters by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Contemplated Transactions shall not have been consummated by November 30, 2026 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared the Registration Statement effective under the Securities Act, then either Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) calendar days by written notice to the Company;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of any such Governmental Body issuing any such order, decree or ruling or taking any such other action;

(d) by Parent if, subject to Section 4.5, the Company Stockholder Written Consent executed by each Company Signatory shall not have been obtained within three (3) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Company Stockholder Written Consent has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred;

(h) by the Company (at any time prior to receipt of the Required Company Stockholder Vote and following compliance in all material respects with all of the requirements set forth in Section 5.2(e)(i)) concurrently with entering into a Permitted Alternative Agreement and after having paid to Parent the Parent Termination Fee pursuant to Section 9.3(c);

(i) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or

(j) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(j) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(j) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(j) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1, shall give the other Party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.8, Section 9.3, Section 10 and the definitions of the defined terms in such Sections (including the definitions of such defined terms set forth in Exhibit A) shall survive the termination of this Agreement and shall remain in full force and effect following such termination, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, Section 1.6(e), Section 5.4, Section 5.9 and Section 5.10(e), the Transaction Expenses shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided that the Company shall bear sixty percent (60%) of all fees and expenses incurred in relation to (i) the printing and filing with the SEC of the Registration Statement and Proxy Statement and any amendments and supplements thereto and paid to a financial printer or the SEC, and (ii) the proxy solicitation firm engaged in connection with the Parent Stockholders’ Meeting.

(b) If:

(i) (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(e) or Section 9.1(i), (B) an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to Parent or the Parent Board at any time after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn) and (C) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B) or in respect of any other Acquisition Proposal; or

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(f) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f));

then Parent shall pay to the Company a nonrefundable fee in an amount equal to $600,000 (the “Company Termination Fee”), in the case of Section 9.3(b)(i), upon the consummation of such Subsequent Transaction or, in the case of Section 9.3(b)(ii), within two (2) Business Days following the termination of this Agreement plus any amount payable to the Company pursuant to Section 9.3(f).

(c) If:

(i) (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(d), or Section 9.1(j), (B) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company or the Company Board at any time after the date of this Agreement but prior to obtaining the Required Company Stockholder Vote (which shall not have been withdrawn, (1) in the case of a termination pursuant to Section 9.1(b) or Section 9.1(j), at the time the Required Company Stockholder Vote is obtained and (2) in the case of a termination pursuant to Section 9.1(d), at the time of such termination) and (C) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B) or in respect of any other Acquisition Proposal;

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(g) (or, at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 9.1(g)); or

(iii) this Agreement is terminated pursuant to Section 9.1(h);

then (A) the Company shall pay to Parent an amount equal to $20,000,000 (the “Parent Termination Fee”), in the case of Section 9.3(c)(i) in the event this Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(j), upon the consummation of such Subsequent Transaction or, in the case of Section 9.3(c)(ii) and Section 9.3(c)(iii), within two (2) Business Days following the termination of this Agreement, plus any amount payable to Parent pursuant to Section 9.3(f) and (B) the Company shall pay to Parent an amount equal to $8,000,000 in the case of Section 9.3(c)(i) in the event this Agreement is terminated pursuant to Section 9.1(b), upon the consummation of such Subsequent Transaction, plus any amount payable to Parent pursuant to Section 9.3(f).

(d) (i) If this Agreement is terminated pursuant to Section 9.1(e), Section 9.1(f) or Section 9.1(i) or (ii) in the event of the failure of the Company to consummate the transactions to be contemplated at the Closing solely as a result of a Parent Material Adverse Effect as set forth in Section 8.4 (provided that at such time all of the other conditions precedent to Parent’s obligation to close set forth in Section 6 and Section 7 have been satisfied by the Company, are capable of being satisfied by the Company or have been waived by Parent), then Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions (such expenses, collectively, the “Third Party Expenses”), up to a maximum of $750,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for financial advisors to the Company except for reasonably documented out-of-pocket expenses otherwise reimbursable by the Company to such financial advisors pursuant to the terms of the Company’s engagement letter or similar arrangement with such financial advisors. For the avoidance of doubt, to the extent any Third Party Expenses are paid, such amounts shall be credited against any Company Termination Fee which becomes payable thereafter.

(e) (i) If this Agreement is terminated pursuant to Section 9.1(d), Section 9.1(g) or Section 9.1(j) or (ii) in the event of the failure of Parent to consummate the transactions to be consummated to the Closing solely as a result of a Company Material Adverse Effect as set forth in Section 7.5; provided that at such time all of the other conditions precedent to the Company’s obligation to close set forth in Section 6 and Section 8 have been satisfied by Parent are capable of being satisfied by Parent or have been waived by the Company, the Company shall reimburse Parent for all Third Party Expenses incurred by Parent up to a maximum of $750,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for financial advisors to Parent except for amounts paid or to be paid in connection with delivery of a fairness opinion or reasonably documented out-of-pocket expenses otherwise reimbursable by Parent to such financial advisors pursuant to the terms of Parent’s engagement letter or similar arrangement with such financial advisors. For the avoidance of doubt, to the extent any Third Party Expenses are paid, such amounts shall be credited against any Parent Termination Fee which becomes payable thereafter.

(f) Any Company Termination Fee or Parent Termination Fee due under this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable out-of-pocket costs and expenses (including reasonable and out-of-pocket fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent (3%).

(g) The Parties agree that, (i) subject to Section 9.2, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement under the circumstances described in Section 9.3(b), it being understood that in no event shall Parent be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of the Company Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(g) shall limit the rights of Parent and Merger Sub under Section 10.11.

(h) The Parties agree that, (i) subject to Section 9.2, payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement under the circumstances described in Section 9.3(c), it being understood that in no event shall the Company be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of the Parent Termination Fee (x) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against the Company (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of the Company) in connection with or arising out of this Agreement or the termination thereof, any breach by the Company giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(h) shall limit the rights of the Company under Section 10.11.

(i) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Required Company Stockholder Vote or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (provided that no bounceback or similar “undeliverable” message is received by such sender) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Rallybio Corporation

234 Church Street

New Haven, CT 06510

Attention: Jonathan Lieber

Email: [***]

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Zachary Blume; Tyler Silvey

Email: zachary.blume@ropesgray.com; tyler.silvey@ropesgray.com if to the Company:

Avenzo Therapeutics, Inc.

12707 High Bluff Dr.,

Suite 200,

San Diego, CA 92130 Attention: Avenzo Legal Department

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

10265 Science Center Dr.

San Diego, CA 92121

Attention: Rama Padmanabhan; Charles Bair

Email: rama@cooley.com; Cbair@cooley.com

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond, surety or other security in connection with any such order or injunction.

10.12 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) As used in this Agreement, the word “extent” in the phrase “to the extent” means the degree to which a subject extends and does not simply mean “if.”

(f) As used in this Agreement, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”).

(g) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(h) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(i) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(k) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. Eastern Time on the date that is two (2) calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(l) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(m) Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action (other than any action described in Section 5.4) must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

10.14 Defined Terms Defined Elsewhere.

Term	Section

2026 ESPP	5.19

2026 Plan	5.19

Accounting Firm	1.6(e)

Agreement	Preamble

Allocation Certificate	5.15(a)

Term	Section

Anti-Bribery Laws	2.23

Anticipated Closing Date	1.6(a)

Asset Disposition(s)	4.7

Certificate of Merger	1.3

Certifications	3.6(a)

Closing	1.3

Closing Date	1.3

COBRA	2.12(c)(iv)

Company	Preamble

Company 2025 Audited Financial Statements	5.16

Company 2026 Interim Financial Statements	5.16

Company Audited Financial Statements	5.16

Company Balance Sheet	2.7

Company Benefit Plan	2.12(a)

Company Board Adverse Recommendation Change	5.2(d)

Company Board Recommendation	5.2(d)

Company Budget	4.2(b)(v)

Company Bylaws	2.1(b)

Company Charter	2.1(b)

Company Determination Notice	5.2(e)(i)

Company Disclosure Schedule	Section 2

Company EIP	5.5(a)

Company Financial Statements	2.6(a)

Company In-bound License	2.19(b)

Company Interim Financial Statements	5.16

Company Licensed IP	2.19(b)

Company Lock-Up Agreement	Recitals

Company Lock-Up Signatories	Recitals

Company Material Contracts	2.16(a)

Company Notice Period	5.2(e)(i)

Company Out-bound License	2.19(c)

Company Products	2.11(c)

Company Registered IP	2.19(a)

Company Safety Notices	2.11(g)

Company Stock Awards	2.2(b)

Company Stock Certificate	1.8

Required Company Stockholder Vote	2.4(c)

Company Stockholder Matters	5.2(a)

Company Stockholder Support Agreement	Recitals

Company Stockholder Written Consent(s)	Recitals

Company Termination Fee	9.3(b)

Covered Person	3.2(e)

CVR	1.7

CVR Agreement	1.7

Term	Section

Determination Notice	5.3(d)(i)

Dispute Notice	1.6(b)

Disqualifying Event	3.2(e)

Dissenting Shares	1.10(a)

D&O Indemnified Parties	5.6(a)

Effective Time	1.3

Encumbrances	2.5(a)

End Date	9.1(b)

Environmental Law	2.14(b)

Equity Plan Proposals	5.19

Exchange Agent	1.9(a)

Exchange Fund	1.9(a)

FDA	2.11(c)

FDA Ethics Policy	2.11(h)

Hazardous Substance	2.14(c)

Health Care Laws	2.11(a)

HIPAA	2.11(k)

Information Statement	5.2(a)

Intended Tax Treatment	5.10(a)

IT Systems	2.19(g)

Merger	Recitals

Merger Sub	Preamble

Nasdaq Listing Application	5.9

Net Cash Calculation	1.6(a)

Net Cash Schedule	1.6(a)

Ordinary Course Agreement	2.15(g)

Parent	Preamble

Parent Benefit Plan	3.12(a)

Parent Board Adverse Recommendation Change	5.3(c)

Parent Board Recommendation	5.3(c)

Parent Charter Amendment	1.4(b)

Parent Disclosure Schedule	Section 3

Parent In-bound License	3.19(b)

Parent IT Systems	3.19(g)

Parent Licensed IP	3.19(b)

Parent Material Contracts	3.16(a)

Parent Notice Period	5.3(d)(i)

Parent Out-bound License	3.19(c)

Parent Outstanding Shares Certificate	5.15(b)

Parent Distribution	4.8

Parent Distribution Amount	4.8

Parent Products	3.11(c)

Parent Registered IP	3.19(a)

Parent Safety Notices	3.11(g)

Term	Section

Parent SEC Documents	3.6(a)

Parent Stock Awards	3.2(b)

Parent Stockholder Matters	5.3(a)(ii)

Parent Stockholders’ Meeting	5.3(a)

Parent Stockholder Support Agreement	Recitals

Parent Termination Fee	9.3(c)

PBGC	2.12(c)(iii)

Pension Plan	2.12(b)

Permits	2.10

Permitted Encumbrances	2.18(a)

Pre-Closing Distribution	1.7

Pre-Closing Period	4.1(a)

Privacy Laws	2.19(h)

Purchasers	2.25(a)

Required Company Stockholder Vote	2.4(c)

Required Parent Stockholder Vote	3.4(c)

Response Date	1.6(b)

Reverse Stock Split Proposal	1.4(b)

Rights Agent	1.7

Stockholder Notice	5.2(c)

Subscription Agreement	Recitals

Surviving Corporation	1.1

Tax Action	2.15(d)

Tax Opinion	5.1(c)

Third Party Expenses	9.3(d)

WARN Act	2.13(d)

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

RALLYBIO CORPORATION

By:	/s/ Jonathan I. Lieber

Name:	Jonathan I. Lieber

Title:	Chief Financial Officer and Treasurer

FARMINGTON MERGER SUB, INC.

By:	/s/ Jonathan I. Lieber

Name:	Jonathan I. Lieber

Title:	President and Secretary

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AVENZO THERAPEUTICS, INC.

By:	/s/ Athena Countouriotis, M.D.

Name:	Athena Countouriotis, M.D.

Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company or any of its Affiliates, on the one hand, or Parent or any of its Affiliates, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal; provided, however, that the term “Acquisition Inquiry” shall not include the Merger or the other Contemplated Transactions or any transactions related to the Asset Dispositions or Concurrent Financing.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party, other than the Asset Dispositions and the Concurrent Financing.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Asset Dispositions and the Concurrent Financing) involving: (x) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or (y) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; provided, that “Acquisition Transaction” shall not include any licenses granted by the Company in the Ordinary Course of Business.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the corollary terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Exhibit A

“Antitrust Laws” means the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws.

“Authorized Share Increase” means an increase in the number of authorized shares of Parent Capital Stock that Parent is authorized to issue to a number determined by the Company in its sole discretion.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Cash and Cash Equivalents” means cash, currency, and cash equivalents as determined in accordance with GAAP, including (a) all cash and cash equivalents in deposit accounts or other similar accounts, (b) marketable securities with maturities of three (3) months or less, (c) checks, money orders, and other negotiable instruments, (d) cash in transit. Cash and Cash Equivalents shall be net of the amount of any outstanding checks or other payment obligations that have been issued but not yet cleared, and (e) prepaid expenses, including those set forth on Schedule A of the Parent Disclosure Schedule. For the avoidance of doubt, “Cash and Cash Equivalents” excludes any restricted cash, escrowed amounts, or amounts held as collateral for obligations (including letters of credit and performance bonds), and amounts being held for remittance to Tax authorities with respect to Taxes associated with the Pre-Closing Distribution and Parent Distribution.

“Code” means the Internal Revenue Code of 1986.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Change in Circumstance” means a change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof, or (B) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company or any of its Subsidiaries that occurs or arises after the date of this Agreement.

“Company Charter Amendment” means an amendment to the Company Charter during the Pre-Closing Period to increase the authorized shares of Company Class A Common Stock.

“Company Class A Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company.

“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company non-voting Common Stock.

Exhibit A

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1(a) (Organization, Standing and Power), 2.2 (Capital Stock), 2.3 (Subsidiaries) 2.4 (Authority) and 2.24 (Brokers).

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that any Effect, individually or together with other Effects, arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business, political, or economic conditions generally affecting the industry in which the Company operates, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics and related or associated epidemics, disease outbreaks or quarantine restrictions; (c) changes in financial, banking or securities markets; (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (e) the announcement of this Agreement or the pendency of the Contemplated Transactions; (f) resulting from the taking of any action expressly required to be taken by this Agreement; or (g) continued losses from operations or decreases in cash balances of the Company; except, with respect to clauses (a) through (d), to the extent such Effect disproportionately affects the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates, in which case, such Effect shall be taken into account to the extent of such disproportionate effect on the Company.

“Company non-voting Common Stock” means the non-voting Common Stock, $0.0001 par value per share, of the Company.

“Company Option” means any option or other right to purchase shares of Company Capital Stock issued by the Company.

“Company Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries in whole or in part.

“Company Preferred Stock” means collectively, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock and the Company Series B Preferred Stock.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

Exhibit A

“Company Signatories” means the officers, directors and stockholders of the Company set forth on Schedule A hereto.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) following the date of this Agreement, the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Concurrent Financing” means an acquisition of shares of Company Class A Common Stock to be consummated immediately prior to the Effective Time pursuant to the Subscription Agreement with aggregate gross cash proceeds of at least the Concurrent Investment Amount.

“Concurrent Financing Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Concurrent Financing Proceeds by (B) the Aggregate Valuation.

“Concurrent Financing Merger Shares” means, subject to Section 1.5(f), the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Concurrent Financing Allocation Percentage.

“Concurrent Financing Proceeds” means the proceeds resulting from the Concurrent Financing.

“Concurrent Investment Amount” means $215,000,000.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement, dated as of May 5, 2026, by and between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permits).

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement, including the Nasdaq Reverse Split, the Parent Charter Amendment, the Concurrent Financing and the Asset Dispositions.

“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance or development.

Exhibit A

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excepted Contracts” means (a) shrink-wrap, click wrap and off-the-shelf Contracts for commercially available software or services, (b) Contracts that have expired on their own terms or were terminated prior to the date hereof that do not have any continuing obligations, rights or interests (other than obligations to maintain confidentiality or indemnification provided in the Ordinary Course of Business), (c) any materials transfer agreements, sponsored research agreements, services agreements or other similar Contracts entered into in the Ordinary Course of Business, (d) Contracts with clinical trial sites, subcontractors and/or vendors, in each case, entered into in the Ordinary Course of Business and where any license granted thereunder by the Company or Parent, as applicable, is incidental to the primary purpose of such Contract, (e) Contracts containing an inbound license granted to the Company or Parent, as applicable, to use third party Intellectual Property, where such license is not material to the Company or Parent, as applicable, taken as a whole, (f) nondisclosure agreements entered into (x) in the Ordinary Course of Business or (y) in connection with discussions, negotiations and transactions related to this Agreement or any transactions that were evaluated and/or pursued as an alternative to the Contemplated Transactions, and (g) any Contract for the purchase of services, consumables, materials, equipment or supplies that is entered into the Ordinary Course of Business.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Parent Valuation plus (iii) the Concurrent Financing Proceeds.

•	“Company Allocation Percentage” means the Company Valuation divided by the Aggregate Valuation.

•	“Company Merger Shares” the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage.

•	“Company Valuation” means $300,000,000.

Exhibit A

•

“Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (excluding any shares of Company Class A Common Stock issued in the Concurrent Financing), expressed on a fully-diluted and as-converted to Company Class A Common Stock basis and using the treasury stock method, but assuming, without limitation or duplication, (i) the exercise of all Company Options outstanding as of immediately prior to the Effective Time, and (ii) the issuance of shares of Company Capital Stock in respect of all other outstanding options, restricted stock awards, restricted stock units, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants, restricted stock awards, restricted stock units or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Capital Stock reserved for issuance other than with respect to outstanding Company Options as of immediately prior to the Effective Time).

•	“Parent Allocation Percentage” means the Parent Valuation divided by the Aggregate Valuation.

•	“Parent Equity Value” means $15,000,000.

•

“Parent Outstanding Shares” means, subject to Section 1.5(f) (that addresses, among other things, the possibility to effect the Nasdaq Reverse Split) and the immediately following sentence, the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted basis and using the treasury stock method (and shall include, for the avoidance of doubt, all In the Money Parent Options), but assuming, without limitation or duplication, the issuance of shares of Parent Common Stock in respect of all Parent Stock Awards, Pre-Funded Warrants, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time (assuming cashless exercise), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Parent Common Stock reserved for issuance other than with respect to outstanding Parent Stock Awards as of immediately prior to the Effective Time and as set forth above). For the avoidance of doubt, no Out of the Money Parent Options shall be included in the total number of shares of Parent Common Stock outstanding for purposes of determining the Parent Outstanding Shares.

•

“Parent Valuation” means (i) if Parent Net Cash is greater than $500,000, the sum of (x) the Parent Equity Value plus (y) the amount by which Parent Net Cash exceeds $500,000, (ii) if Parent Net Cash is between $500,000 and $500,000 below zero dollars, the Parent Equity Value, or (iii) Parent Net Cash is greater than $500,000 below zero dollars, the sum of (x) Parent Equity Value minus (y) the amount by which Parent Target Net Cash is greater than $500,000 below zero dollars.

Exhibit A

•	“Post-Closing Parent Shares” means the quotient obtained by dividing the Parent Outstanding Shares by the Parent Allocation Percentage.

Set forth on Schedule I is an illustrative example of Exchange Ratio calculations as of the date of this Agreement.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derive economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from their disclosure or use, and other confidential information (“Confidential Information”); and (v) any other proprietary or intellectual property rights of any kind or nature, to the extent protected by applicable law.

“In the Money Parent Options” shall mean any Parent Options with an exercise price less than or equal to the Parent Closing Price (subject to adjustment to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock).

“Investor Agreement” shall mean any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of any share of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director designation rights.

Exhibit A

“Investor Agreement Termination Consent” shall mean the consent required to terminate the Investor Agreements set forth on Section 5.12 of the Company Disclosure Schedule in accordance with Section 5.12.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” of any party means (i) the actual knowledge of any executive officer of such party or (ii) any fact or matter which any such officer of such party would be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger Consideration” means, on a per share basis, the number of shares of Parent Common Stock issuable in exchange for each share of Company Capital Stock, as applicable, in accordance with Section 1.5(a).

“Merger Sub Board” means the board of directors of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock (if any) at a reverse stock split ratio mutually agreed to by Parent and the Company that is effected by Parent (i) for the purpose of maintaining compliance with Nasdaq listing standards or for the combined company to meet the initial listing standards of Nasdaq or (ii) if requested by the Company.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its and its Subsidiaries’ normal operations and consistent with its and its Subsidiaries’ past practices and the Ordinary Course of Business of Parent shall also include actions required to effect the Asset Dispositions or effect the winding down of Parent’s prior research and development activities (including the termination of ongoing contractual obligations relating to Parent’s current products or product candidates).

Exhibit A

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Out of the Money Parent Options” shall mean Parent Options with an exercise price greater than the Parent Closing Price (subject to adjustment to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock).

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2025 included in Parent’s Report on Form 10-Q for the quarterly period ended September 30, 2025, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Change in Circumstance” means a change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof, or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Parent or any of its Subsidiaries that occurs or arises after the date of this Agreement.

“Parent Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of Parent, on behalf of Parent and not in his or her personal capacity, certifying Parent Net Cash as of the Anticipated Closing Date.

“Parent Closing Price” means the price per share in an amount equal to (a) the Parent Valuation divided by (b) the Parent Outstanding Shares.

“Parent Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Organization, Standing and Power), 3.2(a) and (b) (Capital Stock), 3.4 (Authority) and 3.22 (Brokers).

Exhibit A

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or its Subsidiaries, taken as a whole; provided, however, that any Effect, individually or together with other Effects, arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business, political or economic conditions generally affecting the industry in which Parent or any of its Subsidiaries operate, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics and related or associated epidemics, disease outbreaks or quarantine restrictions; (c) changes in financial, banking or securities markets; (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (f) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent (it being understood, however, that any Effect causing or contributing to the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (g) any changes in or affecting clinical trial programs or studies conducted by or on behalf of Parent or its Subsidiaries, including any adverse data, event or outcome arising out of or related to any such programs or studies; (h) the announcement of this Agreement or the pendency of the Contemplated Transactions; (i) the Asset Dispositions; (j) any reduction in the amount of Parent’s Cash and Cash Equivalents as a result of expenditures made by Parent related to wind down activities of Parent associated with the termination of its research and development activities (including the termination of ongoing contractual obligations relating to Parent current products or product candidates); or (k) the taking of any action expressly required to be taken by this Agreement; except, with respect to clauses (a) through (d), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate, in which case, such Effect shall be taken into account to the extent of such disproportionate effect on Parent and its Subsidiaries.

“Parent Net Cash” means, without duplication, (a) Parent’s Cash and Cash Equivalents as of the Anticipated Closing Date (which shall be calculated after giving effect to the expected payments of any declared Parent Distribution Amounts as well as any amounts intended to be declared and paid as Parent Distribution Amounts), minus (b) Parent’s accounts payable, accrued expenses (including Parent’s unpaid Transaction Expenses, the costs of any tail policy associated with any directors’ and officers’ insurance policy to be bound at the Closing, and forty percent (40%) of all fees and expenses incurred in relation to (i) the printing and filing with the SEC of the Registration Statement and Proxy Statement and any amendments and supplements thereto and paid to a financial printer or the SEC, and (ii) the proxy solicitation firm engaged in connection with the Parent Stockholders’ Meeting), lease termination costs, notice payments, fines

Exhibit A

or other payments to be made by Parent in order to terminate any existing agreements to which Parent is a party, and any other estimated expenses associated with the wind-down of Parent’s prior research and development activities at or after Closing, actual and estimated costs and expenses incurred in connection with the Asset Dispositions and other bona fide current and long-term liabilities (such liabilities, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP) (with any such liabilities to be resolved by Parent and the Company in good faith), minus (c) any severance or change-in-control or payments (including associated payroll taxes) that become payable by Parent to any director, officer, employee or consultant of Parent or any of its Subsidiaries or other Person in connection with the consummation of the Contemplated Transactions, minus (d) any previously declared and unpaid Parent Distribution Amounts, minus (e) to the extent not collected prior to the Anticipated Closing Date, the employer portion of any payroll, employment or similar Taxes associated with the Parent Distributions.

“Parent Option” means any option or other right to purchase shares of Parent Common Stock.

“Parent Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries in whole or in part.

“Parent Distribution Record Date” means the record date set by the Parent Board for the payment of each Parent Distribution in accordance with Section 213(c) of the DGCL and Parent’s Organizational Documents.

“Parent Preferred Stock” means the Preferred Stock, $0.0001 par value per share, of Parent.

“Personal Information” means any information that alone or in combination with other information can be used to identify an individual.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (c) following the date of this Agreement, Parent shall have entered into any letter of intent or similar document or Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4) in violation of the terms of this Agreement; (d) Parent or any director or officer of Parent shall have willfully and intentionally breached the provisions set forth in Section 4.4 or Section 5.3; or (e) the Parent Board shall have failed to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days after the Company so requests in writing, provided, that the Company may only make such request once every thirty (30) days unless there has been a publicly disclosed change regarding an Acquisition Proposal.

“Party” or “Parties” means, each of or collectively, as applicable, the Company, Merger Sub and Parent.

Exhibit A

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Person” means any individual, Entity or Governmental Body.

“Potentially Transferable Assets” means all assets, technology and Intellectual Property of Parent as they existed at any time prior to the date of this Agreement.

“Pre-Funded Warrants” means each of the Pre-Funded Warrants to purchase shares of Parent Common Stock issued by Parent on November 15, 2022 to the holders thereof.

“Proxy Statement” means the definitive proxy statement/prospectus to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Reference Date” means May 26, 2026.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock) to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to some or all holders of Company Capital Stock in the Merger, including all shares of Parent Common Stock to be issued in exchange for all shares of Company Capital Stock in the Merger (including shares of Class A Common Stock issued in the Concurrent Financing), as such registration statement may be amended prior to the time it is declared effective by the SEC.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes).

“Subsidiary” means, with respect to a Person, an Entity that such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Exhibit A

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Transaction being treated as references to greater than fifty percent (50%) for these purposes) that: (a) was not obtained or made as a result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the Company or Parent, as applicable, to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party).

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means all U.S. federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated, escheat, unclaimed property and other taxes, fees, assessments, charges or levies of any kind whatsoever in the nature of tax (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Proceeding” means any proposed audit, assessment, examination, claim or other controversy or proceeding relating to an amount of Taxes of the Company or any of its Subsidiaries.

“Tax Return” means any return, declaration, report, election, claim for refund, information return, or statement filed or supplied or required to be filed or supplied to any Governmental Body with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Transaction Expenses” means, with respect to each Party, all fees and expenses incurred by such Party at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal counsel and accountants and the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such Party; (b) fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and Registration Statement and any amendments and supplements thereto; (d) any fees and expenses payable to Nasdaq; and (e) any fees and expenses of the Rights Agent and the Exchange Agent.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Exhibit A

EXHIBIT B-1

FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT

(see attached)

Exhibit B-1

EXHIBIT B-2

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

(see attached)

Exhibit B-2

EXHIBIT C

FORM OF COMPANY LOCK-UP AGREEMENT

(see attached)

Exhibit C

EXHIBIT D

FORM OF CVR AGREEMENT

(see attached)

Exhibit D

SCHEDULE I

EXCHANGE RATIO

(see attached)

Company Signatories